UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREENPOWER MOTOR COMPANY INC.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant's name into English)

British Columbia	3713	Not Applicable.
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

#240 - 209 Carrall Street
Vancouver, British Columbia V6B 2J2, Canada.
Telephone (604) 563-4144

(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

GKL Corporate/Search, Inc.
One Capitol Mall, Suite 660
Sacramento, California 95814

Telephone: (910) 442-7652

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy of Communications To:
Cozen O'Connor LLP
Bentall 5, 550 Burrard Street, Suite 2501
Vancouver, British Columbia V6C 2B5, Canada
Telephone: (604) 674-9170
Attention: Mr. Virgil Z. Hlus and Mr. Jun Ho Song

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

i

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging Growth Company [X]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February ♦, 2026

Preliminary Prospectus

13,760,034 Common Shares

GREENPOWER MOTOR COMPANY INC.

Common Shares
_________________________________

The selling shareholder identified in this prospectus may offer and sell up to 13,760,034 common shares of our company, consisting of (i) up to 10,616,680 common shares  that may be issued upon the conversion of (a) our Series A Convertible Preferred Shares (the "Convertible Preferred Shares") issued on November 14, 2025 pursuant to the SPA (as defined herein), including payment of dividends on these Convertible Preferred Shares through November 14, 2027 and (b) our Convertible Preferred Shares to be issued within two days of the effectiveness date of the registration statement of which this prospectus forms a part and pursuant to the SPA (as defined herein), including payment of dividends on these Convertible Preferred Shares through November 14, 2027, and (ii) up to 3,143,354 common shares that may be issued upon the conversion of Convertible Preferred Shares to be issued following the effectiveness of the registration statement of which this prospectus forms a part, including payment of dividends on these Convertible Preferred Shares through November 14, 2027.

On November 14, 2025, we entered into a securities purchase agreement (the "SPA") with an accredited investor pursuant to which the investor agreed to purchase from us, and we agreed to sell to the investor, Convertible Preferred Shares from time to time. Certain of the Convertible Preferred Shares were acquired by the selling shareholder directly from us in a private placement that was exempt from the registration requirements of the Securities Act of 1933.

The selling shareholder may sell all or a portion of the common shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Our common shares are listed on the Nasdaq Capital Market under the symbol "GP". On February 17, 2026, the closing price of our common shares on Nasdaq Capital Market was $1.27 per share.

We will not receive any proceeds from the sale of our common shares by the selling shareholder. We will pay for expenses of this offering, except that the selling shareholder will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of its common shares.

Investing in our common shares involves risks. See "Risk Factors" beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2026.

About This Prospectus

You should rely only on the information that we have provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security.

As used in this prospectus, the terms "we", "us" "our" and "GreenPower" refer to GreenPower Motor Company Inc., a British Columbia corporation, and its wholly-owned subsidiaries, GP GreenPower Industries Inc., GreenPower Motor Company, Inc., 0939181 B.C. Ltd., San Joaquin Valley Equipment Leasing Inc., 0999314 B.C. Ltd., Electric Vehicle Logistics Inc., GreenPower Manufacturing WV Inc., GP Truck Body Inc., EA Green-Power Private Ltd. and Gerui New Energy Vehicle (Nanjing) Co. Ltd., unless otherwise specified.

Presentation of Financial and Other Information

Our financial statements and other financial information are prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, or "IFRS", in United States dollars. None of our consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles, and our financial statements may therefore not be comparable to financial statements of United States companies.

In this prospectus, the terms "dollar", "US$" or "$" refer to United States dollars and the term CDN$ refers to Canadian dollars.

Exchange Rates

The following table sets forth the average rate of exchange for the United States dollar, expressed in Canadian dollars for the periods indicated, based on the rate of exchange as reported by the Bank of Canada for conversion of United States dollars into Canadian dollars.

Year Ended	Average
March 31, 2025	1.3913
March 31, 2024	1.3487
March 31, 2023	1.3230

Most recent six months	Average
January 31, 2026	1.3778
December 31, 2025	1.3802
November 30, 2025	1.4055
October 31, 2025	1.3992
September 30, 2025	1.3833
August 31, 2025	1.3802

Incorporation of Documents by Reference

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. Upon written or oral request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that been incorporated by reference in this prospectus but not delivered with the prospectus, at no cost to the requester. To request delivery of the documents incorporated by refence herein, please contact Michael Sieffert at (604) 563-4144, by email at michael.sieffert@greenpowermotor.com, or by mail at #240 - 209 Carrall Street, Vancouver, British Columbia V6B 2J2, Canada.

We incorporate by reference the documents listed below:

  Our annual report on Form 20-F for the fiscal year ended March 31, 2025, filed with the SEC on July 31, 2025; and
  Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-K furnished on August 18, 2025 containing our unaudited consolidated condensed interim financial statements for the three months ended June 30, 2025 and June 30, 2024;
  Exhibit 99.2 to the Report of Foreign Private Issuer on Form 6-K furnished on August 18, 2025 containing our management's discussion and analysis for the period ended June 30, 2025;
  Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-K furnished on August 21, 2025 containing our press release;
  Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-K furnished on August 26, 2025 containing our press release;
  Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-K furnished on August 28, 2025 containing our press release;
  Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-K furnished on August 29, 2025 containing our press release;
  Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-K furnished on September 3, 2025 containing our press release;
  Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-K furnished on November 5, 2025 containing our press release;
  Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-K furnished on November 12, 2025 containing our unaudited consolidated condensed interim financial statements for the three and six months ended September 30, 2025 and September 30, 2024;
  Exhibit 99.2 to the Report of Foreign Private Issuer on Form 6-K furnished on November 12, 2025 containing our management's discussion and analysis for the period ended September 30, 2025;
  Report of Foreign Private Issuer on Form 6-K furnished on November 14, 2025, excluding Exhibit 5.1 and 23.1.
  Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-k furnished on January 8, 2026 containing our press release;
  Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-k furnished on January 9, 2026 containing our press release;
  Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-k furnished on January 9, 2026 containing our press release;
  Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-k furnished on January 14, 2026 containing our press release;

  Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-k furnished on January 29, 2026 containing our press release;
  Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-k furnished on January 30, 2026;
  Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-k furnished on February 13, 2026 containing our unaudited consolidated condensed interim financial statements for the three and nine months ended December 30, 2025 and December 31, 2024;
  Exhibit 99.2 to the Report of Foreign Private Issuer on Form 6-k furnished on February 13, 2026 containing our management's discussion and analysis for the period ended December 31, 2025.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus.

Prospectus Summary

Our Business

We design, build and distribute a full suite of high-floor and low-floor all-electric medium and heavy-duty vehicles, including transit buses, school buses, shuttles, a cargo van and a cab and chassis. We employ a clean-sheet design to manufacture all-electric buses that are purpose built to be battery powered with zero emissions while integrating global suppliers for key components. This original equipment manufacturer ("OEM") platform allows us to meet the specifications of various operators while providing standard parts for ease of maintenance and accessibility for warranty requirements. GreenPower was founded in Vancouver, Canada and operates in the United States out of facilities in southern California and West Virginia.

We believe our battery-electric commercial vehicles offer fleet operators significant benefits, which include:

  low total cost-of-ownership vs. conventional gas or diesel-powered vehicles;
  lower maintenance costs;
  reduced fuel expenses;
  satisfaction of government mandates to move to zero-emission vehicles; and
  decreased vehicle emissions and reduction in carbon footprint.

We currently sell and lease our vehicles to customers directly and through a network of dealers in different regions of the United States, and directly to customers in Canada. Our all-electric zero-emission vehicles are eligible for various funding programs, vouchers and incentives, including:

  the California Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project ("HVIP") Program;
  the California Zero Emission School Bus Initiative ("ZESBI") Program;
  the CleanBC Go Electric Rebates Program;
  the Transport Canada iMHZEV Program;
  the New York State Voucher Program;
  the New Jersey Zero Emission Program;
  the EPA's Clean School Bus Program;
  the VW Mitigation Trust Fund;
  CARES ACT United States federal funding; and
  California Air Quality Management District funding.

We are a corporation incorporated under the Business Corporations Act (British Columbia) in British Columbia, Canada under the name "GreenPower Motor Company Inc." with an authorized share structure of unlimited number of common shares without par value and unlimited number of preferred shares without par value.

Our principal executive offices are located at Suite 240 - 209 Carrall Street, Vancouver, British Columbia V6J 2B2, Canada and our telephone number is (604) 563-4144.

Our registered and records office is located at 800 - 885 West Georgia Street, Vancouver, British Columbia V6C 3H1, Canada and its telephone number is (604) 687-5700. Our agent for service in the United States is GKL Corporate/Search, Inc., located at One Capitol Mall, Suite 660, Sacramento, California 95814 and its telephone number is (800) 446-5455. Our corporate website is www.greenpowermotor.com.

Number of Shares Being Offered

This prospectus covers the resale by the selling shareholder named in this prospectus of up to 13,760,034 common shares of our company that may be issued upon the conversion of the Convertible Preferred Shares.

Number of Shares Outstanding

There were 5,029,291 common shares of our company issued and outstanding as at February 17, 2026.

Use of Proceeds

We will not receive any proceeds from the sale of our common shares by the selling shareholder. We will pay for expenses of this offering, except that the selling shareholder will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of their common shares.

Summary of Financial Data

The following information represents selected financial information for our company for the years ended March 31, 2025, March 31, 2024, and March 31, 2023 from our audited financial statements, as well as for the three and six months ended September 30, 2025 and September 30, 2024 from our unaudited financial statements. The summarized financial information presented below is derived from and should be read in conjunction with our financial statements, including the notes to those financial statements.

Consolidated Statements of Operations and Comprehensive Loss Data	Year Ended March 31, 2025	Year Ended March 31, 2024	Year Ended March 31, 2023
Revenue	$ 19,847,279	$ 39,271,839	$ 39,695,890
Cost of Sales	$ 17,650,661	$ 33,914,237	$ 32,445,836
Gross Profit	$ 2,196,618	$ 5,357,602	$ 7,250,054
Sales, general and administrative costs	$ 20,116,132	$ 22,159,977	$ 20,535,280
Loss for the year	$ (18,663,448)	$ (18,342,796)	$ (15,043,857)
Total Comprehensive Loss	$ (18,511,895)	$ (18,313,249)	$ (15,056,864)

Consolidated Statements of Operations and Comprehensive Loss Data	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Nine Months Ended December 31, 2025	Nine Months Ended December 31, 2024
Revenue	$8,495,323	$7,218,897	$12,534,610	$15,563,145
Cost of Sales	$1,176,572	$6,164,860	$4,580,459	$13,827,609
Gross Profit	$7,318,751	$1,054,037	$7,954,151	$1,735,536
Sales, general and administrative costs	$2,393,601	$5,234,644	$9,541,558	$14,946,306
Income (loss) for the period	$4,213,685	$(4,739,022)	$(3,543,525)	$(14,829,534)
Total comprehensive income (loss) for the period	$4,173,628	$(4,668,007)	$(3,516,079)	$(14,703,875)

Consolidated Statements of Financial Position Data	As of	As of	As of
	December 31, 2025	March 31, 2025	March 31, 2024
Cash	$675,950	$344,244	$1,150,891
Working Capital	$5,762,176	$8,106,809	$15,561,765
Total Assets	$30,764,000	$35,071,725	$45,203,284
Total Liabilities	$33,922,207	$36,677,691	$33,636,465
Accumulated Deficit	$(100,904,460)	$(97,423,507)	$ (79,020,920)
Shareholder's Equity (Deficit)	$(3,158,207)	$(1,605,966)	$11,566,819

The Offering

Common Shares Outstanding prior to the Offering	5,029,291

Common Shares to be offered by the Selling Shareholder	13,760,034

Common Shares to be outstanding after this offering(1)	18,789,325

Reasons for the Offer and Use of Proceeds	We will not receive any proceeds from the sale of the common shares by the selling shareholder.

Risk Factors	See "Risk Factors" on page S-8 and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

Trading Symbols	Our common shares are listed for trading on the Nasdaq Capital Market under the symbol "GP".

(1) The number of common shares to be outstanding upon completion of this offering is based on 5,029,291 common shares outstanding as of February 17, 2026.

Forward-Looking Statements

This prospectus contains forward-looking statements. Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "intend", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential", or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, including the risks in the section entitled "Risk Factors", uncertainties and other factors, which may cause our company's or our industry's actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements.

Forward-looking statements are based on the reasonable assumptions, estimates, analysis and opinions made in light of our experience and our perception of trends, current conditions and expected developments, as well as other factors that we believe to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Management believes that the assumption and expectations reflected in such forward-looking statements are reasonable. Assumptions have been made regarding, among other things: the Company's ability to maintain projected production deliveries within certain timelines; expected expansion of the Company's production capacity; labor costs and material costs remaining consistent with the Company's current expectations; production of electric buses meeting customer expectations and at an expected cost; equipment operating as anticipated; there being no material variations in the current regulatory environment; the Company's ability to produce Buy America compliant vehicles; and the Company's ability to obtain financing as and when required and on reasonable terms. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

The Company faces risks that are discussed in Item 3.D "Risk Factors". In particular, without limiting the generality of the foregoing disclosure, the statements contained in our annual report on Form 20-F incorporated by reference herein in Item 4.B - "Business Overview", Item 5 - "Operating and Financial Review and Prospects" and Item 11 - "Quantitative and Qualitative Disclosures About Market Risk" are inherently subject to a variety of risks and uncertainties that could cause actual results, performance or achievements to differ significantly. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. Except as required by applicable law, including the securities laws of the United States and Canada, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Risk Factors

An investment in our common shares involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before making an investment decision about our company. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Business

We have not reached consistent profitability and currently have negative operating cash flows

For the fiscal year ended March 31, 2025, we generated a loss of $(18,663,448) and for the nine months ended December 31, 2025, we generated a loss of $(3,543,525) bringing our accumulated deficit to $(100,904,460). We expect significant increases in costs and expenses as we invest in expanding our production and operations. Even if we are successful in increasing revenues from sales of our products, we may be unable to achieve positive cash flow or profitability for a number of reasons, including but not limited to, an inability to control production costs, increases or inflation in our selling general and administrative expenses, and a reduction in our product sales price due to competitive or other factors. An inability to generate positive cash flow and profitability until we reach a sufficient level of sales with positive gross margins that cover operating expenses, or an inability to raise additional capital on reasonable terms, will adversely affect our viability as an operating business. Based on these factors, our ability to achieve our business objectives is subject to material uncertainty which casts substantial doubt upon our ability to continue as a going concern.

We operate in a capital-intensive industry and will require a significant amount of capital to continue operations

If the revenue from the sale of our electric buses is not sufficient to cover our cash requirements, we will need to raise additional funds through the sale of equity or other securities, or the issuance of additional debt. Financing may not be available at terms that are acceptable to us, if at all.

Our ability to obtain the necessary financing for our business is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities, or substantially change our current operations and plans in order to reduce our cost structure. Our competitors, many of which have raised or who have access to significant capital, may be able to compete more effectively in our markets given their access to capital, if our access to capital does not improve or is further limited. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

There is uncertainty about our ability to continue as a "going concern"

There is substantial doubt about our ability to continue as a going concern. If we are unable to raise sufficient capital when needed, our business, financial condition and results of operations will be materially and adversely affected, and we will need to significantly modify our operational plans to continue as a going concern. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements. Our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties.

We have outstanding secured indebtedness, which could limit our financial flexibility.

Our outstanding secured indebtedness could have significant negative consequences including:

  increasing our vulnerability to general adverse economic and industry conditions;
  limiting our ability to obtain additional financing;
  violating a financial covenant, resulting in the indebtedness to be paid back immediately and thus negatively impacting our liquidity;
  requiring additional financial covenant measurement consents or default waivers without enhanced financial performance in the short term;
  requiring the use of a substantial portion of any cash flow from operations to service indebtedness, thereby reducing the amount of cash flow available for other purposes, including capital expenditures;
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which it competes, including by virtue of the requirement that we remain in compliance with certain negative operating covenants included in the credit arrangements under which we will be obligated as well as meeting certain reporting requirements; and
  placing us at a possible competitive disadvantage to less leveraged competitors that are larger and may have better access to capital resources.

The reduction or elimination of government and economic incentives, funding approval or the delay in the timing of advancing funding that has been approved, in particular in the state of California, could have a material adverse effect on our business, financial condition, operating results and prospects.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives for electric vehicles may result in the diminished competitiveness of the alternative fuel vehicle industry generally or our electric vehicles in particular. This could materially and adversely affect the growth of the alternative fuel automobile markets and our business, prospects, financial condition and operating results.

Our vehicles are eligible for vouchers from specific government programs, including but not limited to the HVIP from the California Air Resources Board in partnership with Calstart, the New Jersey Zero-Emission Incentive program, the New York Truck Voucher Incentive Program, or the Specialty-Use Vehicle Incentive Program funded by the Province of British Columbia, Canada. The ability for potential purchasers to receive funding from these programs is subject to the risk of the programs being funded by governments, and the risk of the delay in the timing of advancing funds to the specific programs. To the extent that program funding is not approved, or if the funding is approved but timing of advancing of funds is delayed, subject to cancellation, or otherwise uncertain, this could have a material adverse effect on our business, financial condition, operating results and prospects.

To date the vast majority of our electric vehicle sales have been in the state of California, in part due to subsidies and grants for electric vehicles and electric charging infrastructure available from the California state government. In some cases, these grants or subsidies have covered the entire vehicle cost, and in many cases the grants or subsidies have reduced the net cost to our customers to a point that the vehicle is less expensive than purchasing a comparable diesel-powered vehicle. Any reduction or elimination of the grants or incentives in the state of California would have a material negative impact on our business, financial condition, operating results and prospects.

We may in be involved in litigation or legal proceedings that are deemed to be material and may require recognition as a provision or a contingent liability on our financial statements.

We may in the future be involved in litigation or legal proceedings that are material and may require recognition as a provision or contingent liability on our consolidated financial statements. We have filed a civil claim against the prior CEO and a director of our company in the Province of British Columbia, and he has filed a response with a counterclaim for wrongful dismissal in the Province of British Columbia. He has also filed a similar claim in the state of California in regards to this matter, and this claim has been stayed pending the outcome of the claim in British Columbia. In addition, a company owned and controlled by a former employee who provided services to a subsidiary company of GreenPower until August 2013 filed a claim for breach of confidence against GreenPower in July 2020. During April 2023, we repossessed 28 EV Stars and 10 EV Star CC's which were previously on lease, after a lease termination due to non-payment. During May 2023 this customer filed a claim in the state of California against the Company and a subsidiary, and this matter has not been resolved as at September 30, 2025. As at September 30, 2025 the Company has booked a contingent liability of $110,000 for potential judgements for legal matters. Any actual judgement may range from no liability to the Company, to an amount that is higher than the provision booked.

We may be materially adversely affected by cybersecurity risks

Significant disruptions of our information technology systems or breaches of our data security could adversely affect our business. Our business and operations may be materially adversely affected in the event of computer system failures or security or breaches due to cyber-attacks or cyber intrusions, including ransomware, phishing attacks and other malicious intrusions.

The majority of our manufacturing is currently contracted out to third party manufacturers and we are dependent on these manufacturers to operate competitively

We currently contract out the majority of the manufacturing of our vehicles to third party manufacturers in Asia, with final assembly performed by our employees in North America. As a result, we are dependent on third party manufacturers to manufacture our vehicles according to our specifications and quality, at a competitive cost and within agreed upon timeframes. If our chosen manufacturing vendors are unable or unwilling to perform these functions then our financial results and reputation may suffer, which may prevent us from being able to continue as a going concern. In addition, we are subject to inherent risks involved in shipping our vehicles from these primary manufacturers to our facilities in North America. During the shipping process our vehicles are subject to theft, loss or damage due to a number of factors, some of which we may be unable to insure cost-effectively, if at all.

Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for our electric vehicles

Significant developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, fuel which is abundant and relatively inexpensive in North America, such as compressed natural gas, may emerge as consumers' preferred alternative to petroleum-based propulsion. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced electric vehicles, which could result in the loss of competitiveness of our vehicles, decreased revenue and a loss of market share to competitors.

If we are unable to keep up with advances in electric vehicle technology, we may suffer a decline in our competitive position

We may be unable to keep up with changes in electric vehicle technology and, as a result, may suffer a decline in our competitive position. Any failure to keep up with advances in electric vehicle technology would result in a decline in our competitive position which would materially and adversely affect our business, prospects, operating results and financial condition. Our research and development efforts may not be sufficient to adapt to changes in electric vehicle technology. As technologies change, we plan to upgrade or adapt our vehicles and introduce new models to continue to provide vehicles with the latest technology. However, our vehicles may not compete effectively with alternative vehicles if we are not able to source and integrate the latest technology into our vehicles at a competitive price. For example, we do not manufacture battery cells or drive motors which makes us dependent upon suppliers of these products for our vehicles.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

Others, including our competitors, may hold or obtain patents, copyrights, trademarks or other proprietary rights that could prevent, limit or interfere with our ability to make, use, develop, sell or market our products and services, which could make it more difficult for us to operate our business. From time to time, the holders of such intellectual property rights may assert their rights and urge us to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. We may consider the entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses could significantly increase our operating expenses. In addition, if we are determined to have infringed upon a third party's intellectual property rights, we may be required to cease making, selling or incorporating certain components or intellectual property into the goods and services we offer, to pay substantial damages and/or license royalties, to redesign our products and services, and/or to establish and maintain alternative branding for our products and services. In the event that we were required to take one or more such actions, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

We depend on certain key personnel, and our success will depend on our continued ability to retain and attract such qualified personnel

Our success depends on the efforts, abilities and continued service of our executive officers and management. A number of these key employees have significant experience in the electric vehicle industry, and valuable relationships with our suppliers, customers, and other industry participants. A loss of service from any one of these individuals may adversely affect our operations, and we may have difficulty or may be unable to locate and hire a suitable replacement. We have not obtained any "key person" insurance on any of our executives or managers.

We are subject to numerous environmental and health and safety laws and any breach of such laws may have a material adverse effect on our business and operating results

We are subject to numerous environmental and health and safety laws, including statutes, regulations, bylaws and other legal requirements. These laws relate to the generation, use, handling, storage, transportation and disposal of regulated substances, including hazardous substances (such as batteries), dangerous goods and waste, emissions or discharges into soil, water and air, including noise and odors (which could result in remediation obligations), and occupational health and safety matters, including indoor air quality. These legal requirements vary by location and can arise under federal, provincial, state or municipal laws. Any breach of such laws, regulations or requirements could have a material adverse effect on our company and its operating results.

Our vehicles are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would have a material adverse effect on our business and operating results.

All vehicles sold must comply with federal, state and provincial motor vehicle safety standards. In both Canada and the United States, vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. In this regard, Canadian and U.S. motor vehicle safety standards are substantially the same. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Failure by us to have our current or future electric vehicles satisfy motor vehicle standards would have a material adverse effect on our business and operating results.

If our vehicles fail to perform as expected, our ability to continue to develop, market and sell our electric vehicles could be harmed

Our vehicles may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. For example, our vehicles use technologically complex battery management software to operate. Given the inherent complexity of this software, it may contain defects and errors which would adversely impact the operation of our vehicles. While we have performed extensive testing of our vehicles, we currently have a limited frame of reference to evaluate the performance of our vehicles in the hands of our customers under a range of operating conditions.

We may not succeed in establishing, maintaining and strengthening the GreenPower brand, which would materially and adversely affect customer acceptance of our vehicles and components and our business, revenues and prospects.

Our business and prospects heavily depend on our ability to develop, maintain and strengthen the GreenPower brand. Any failure to develop, maintain and strengthen our brand may materially and adversely affect our ability to sell our planned electric vehicles. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to expand our customer base. Promoting and positioning our brand will depend significantly on our ability to provide high quality electric vehicles and maintenance and repair services, and we have limited experience in these areas. In addition, we expect that our ability to develop, maintain and strengthen the GreenPower brand will also depend heavily on the success of our marketing efforts. To date, we have limited experience with marketing activities as we have relied primarily on the internet, word of mouth and attendance at industry trade shows to promote our brand. To further promote our brand, we may be required to change our marketing practices, which could result in substantially increased advertising expenses. We operate in a competitive industry, and we may not be successful in building, maintaining and strengthening our brand. Many of our current and potential competitors, particularly automobile manufacturers headquartered in the United States, Japan and the European Union have greater name recognition, broader customer relationships and substantially greater marketing resources than we do. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

We are dependent on our suppliers, many of which are single-source suppliers, and the inability of these suppliers to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components, could have a material adverse effect on our financial condition and operating results.

Our products contain numerous purchased parts which we source globally directly from suppliers, many of which are single-source suppliers, although we attempt to qualify and obtain components from multiple sources whenever feasible. Any significant increases in our production may require us to procure additional components in a short amount of time, and in the past, we have also replaced certain suppliers because of their failure to provide components that met our quality control standards or our timing requirements. If any of our single source suppliers is unable to deliver components to us there is no assurance that we will be able to secure additional or alternate sources of supply for our components or develop our own replacements in a timely manner, if at all. If we encounter unexpected difficulties with key suppliers, and if we are unable to fill these needs from other suppliers, we could experience production delays and potential loss of access to important technology and parts for producing, servicing and supporting our products.

This limited, and in many cases single source, supply chain exposes us to multiple potential sources of delivery failure or component shortages for production of our products. Furthermore, unexpected changes in business conditions, materials pricing, labor issues, wars, governmental changes, and natural disasters could also affect our suppliers' ability to deliver components to us on a timely basis. The loss of any single or limited source supplier or the disruption in the supply of components from these suppliers could lead to product design changes and delays in product deliveries to our customers, which could hurt our relationships with our customers and result in negative publicity, damage to our brand and a material and adverse effect on our business, prospects, financial condition and operating results.

Changes in our supply chain may lead to an increased cost for our products. We have also experienced cost increases from certain of our suppliers in order to meet our quality targets and timelines as well as due to our design changes, and we may experience similar cost increases in the future. Certain suppliers have sought to renegotiate the terms of supply arrangements. Additionally, we are negotiating with existing suppliers for cost reductions and are seeking new and less expensive suppliers for certain parts. If we are unsuccessful in our efforts to control and reduce supplier costs, our operating results will suffer.

There is no assurance that our suppliers will be able to sustainably and timely meet our cost, quality and volume needs. Furthermore, if the scale of our vehicle production increases, we will need to accurately forecast, purchase, warehouse and transport to our manufacturing facilities components at much higher volumes. If we are unable to accurately match the timing and quantities of component purchases to our actual needs, or successfully manage our inventory to accommodate the increased complexity in our supply chain, we may incur unexpected production disruption, storage, transportation and write-off costs, which could have a material adverse effect on our financial condition and operating results.

If we fail to manage future growth effectively, we may not be able to market and sell our vehicles successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We are expecting significant growth in sales, and are currently expanding our employees, facilities and infrastructure in order to accommodate this growth. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include:

  training new personnel;
  forecasting production and revenue;
  controlling expenses and investments in anticipation of expanded operations;
  establishing or expanding manufacturing, sales and service facilities;
  implementing and enhancing administrative infrastructure, systems and processes;
  addressing new markets; and
  establishing international operations.

We intend to continue to hire a number of additional personnel, including manufacturing personnel and service technicians for our electric vehicles. There is significant competition for individuals with experience manufacturing and servicing electric vehicles, and we may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects.

Our business may be adversely affected by labor and union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the automobile industry for employees to belong to a union. Having a unionized workforce may result in higher employee costs and increased risk of work stoppages. Additionally, we are in the process of expanding our in-house manufacturing capabilities and increasing the number of employees in this area. If our employees engaged in manufacturing were to unionize, this may increase our future production costs and negatively impact our gross margins and financial results.

We also directly and indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results. If a work stoppage occurs within our business or in one of our key suppliers, it could delay the manufacture and sale of our electric vehicles and have a material adverse effect on our business, prospects, operating results and financial condition.

We may become subject to product liability or warranty claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability or warranty claims, which could harm our business, prospects, operating results and financial condition. The automobile industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our vehicles do not perform as expected or malfunction resulting in personal injury or death. Our risks in this area are particularly pronounced given our vehicles have only been operating for a short period of time. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our vehicles and business which would have a material adverse effect on our brand, business, prospects and operating results.

Global economic conditions could materially adversely impact demand for our products and services.

Our operations and performance depend significantly on economic conditions. Uncertainty about global economic conditions could result in customers postponing purchases of our products and services in response to tighter credit, unemployment, negative financial news and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for our products and services and, accordingly, on our business, results of operations or financial condition.

Goods imported to the U.S. are subject to significant import tariffs, which are expected to increase, and these tariffs negatively impact our financial performance, financial position, and financial results.

GreenPower sources components and parts to build its all-electric vehicles from suppliers globally, utilizes contract manufacturers located outside of North America for a portion of its all-electric vehicle production, and the importation of these parts, components and vehicles to North America are subject to tariffs which have recently increased and may increase further. The current US administration has significantly increased tariffs on US imports from virtually every country in the world. These tariffs have been in many cases amended, postponed, or changed in other ways since their initial announcements, and this has resulted in uncertainty over the quantum and duration of tariffs, and this lack of clarity has made it difficult to manage and mitigate the impacts of tariffs. The increase in and lack of clarity regarding tariffs on electric vehicles and certain parts and components used in the manufacture of electric vehicles that are imported to the United States from suppliers globally has increased costs for GreenPower, and led to delays on the processing and inspection of imported goods to the United States. The increased tariffs and importation delays has increased GreenPower's costs and has negatively impacted the financial results of the Company. While GreenPower's management is taking steps to mitigate the impact of planned tariff increases, including sourcing new manufacturers and contract manufacturers for certain products, this transition will take time, is subject to a number of risks, and GreenPower may not be able to mitigate the impact of any change in tariffs due to these risks.

We rely on global shipping for our vehicles that are produced at contract manufacturers, and for certain parts and components sourced from our global network of suppliers. We have experienced increased shipping costs and have experienced shipping constraints which increased our costs and prevented us from delivering vehicles to customers on a timely basis. A continuation or escalation of these trends may negatively impact our financial results and ability to grow our business.

We rely on global shipping for vehicles that we produce at contract manufacturers, and for certain parts and components sourced from our global network of suppliers. We have experienced an increase in shipping costs and have previously, and may again in the future, experienced delays of deliveries of parts and components from our global suppliers, and on vehicles arriving from our contract manufacturers. While these delays and shipping costs are not currently at a level that they have caused a material disruption or negative impact to our profitability, future delays and costs may increase to a point that they may negatively impact our financial results and ability to grow our business.

Our line of credit and loan facility contain covenant restrictions that may limit our ability to access funds on the line of credit and loan facility, or engage in other commercial activities.

The terms of our line of credit and our term loan facility contain, and future debt agreements we enter into may contain, covenant restrictions that limit our ability to incur additional debt or issue guarantees, create liens, and make certain dispositions of property or assets. As a result of these covenants, our ability to respond to changes in business and economic conditions and engage in beneficial transactions, including obtaining additional financing as needed, may be restricted. Furthermore, our failure to comply with our debt covenants could result in a default under our line of credit, which would permit the lender to demand repayment.

The demand for commercial zero-emission electric vehicles depends, in part, on the continuation of current trends resulting from historical dependence on fossil fuels. Extended periods of low diesel or other petroleum-based fuel prices could adversely affect demand for electric vehicles, which could adversely affect our business, prospects, financial condition and operating results.

We believe that much of the present and projected demand for commercial zero-emission electric vehicles results from concerns about volatility in the cost of petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as the belief that poor air quality and climate change results in part from the burning of fossil fuels. If the cost of petroleum-based fuel decreased significantly, or the long-term supply of oil in the United States improved, the government may eliminate or modify its regulations or economic incentives related to fuel efficiency and alternative forms of energy. If there is a change in the perception that the burning of fossil fuels does not negatively impact the environment, the demand for commercial zero-emission electric vehicles could be reduced, and our business and revenue may be harmed. Diesel and other petroleum-based fuel prices have been extremely volatile, and we believe this continuing volatility will persist. Lower diesel or other petroleum-based fuel prices over extended periods of time may lower the current perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If diesel or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for commercial electric vehicles may decrease, which could have an adverse effect on our business, prospects, financial condition and operating results.

We may be compelled to undertake product recalls.

Any product recall in the future may result in adverse publicity, damage to our brand and may adversely affect our business, prospects, operating results and financial condition. We may at various times, voluntarily or involuntarily, initiate a recall if any of our electric vehicle components prove to be defective. Such recalls, voluntary or involuntary, involve significant expense and diversion of management attention and other resources, which would adversely affect our brand image in our target markets and could adversely affect our business, prospects, financial condition and results of operations.

Security breaches and other disruptions to our information technology networks and systems could substantially interfere with our operations and could compromise the confidentiality of our proprietary information, notwithstanding the fact that no such breaches or disruptions have materially impacted us to date.

We rely upon information technology systems and networks, some of which are managed by third-parties, to process, transmit and store electronic information, and to manage or support a variety of business processes and activities, including supply chain management, manufacturing, invoicing and collection of payments from our customers. Additionally, we collect and store sensitive data, including intellectual property, proprietary business information, the proprietary business information of our suppliers, as well as personally identifiable information of our employees, in data centers and on information technology systems. The secure operation of these information technology systems, and the processing and maintenance of this information, is critical to our business operations and strategy. Despite security measures and business continuity plans, our information technology systems and networks may be vulnerable to damage, disruptions or shutdowns due to attacks by hackers or breaches due to errors or malfeasance by employees, contractors and others who have access to our networks and systems, or other disruptions during the process of upgrading or replacing computer software or hardware, hardware failures, software errors, third-party service provider outages, power outages, computer viruses, telecommunication or utility failures or natural disasters or other catastrophic events. The occurrence of any of these events could compromise our systems and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information, disrupt operations and reduce the competitive advantage we hope to derive from our investment in technology. Our insurance coverage may not be available or adequate to cover all the costs related to significant security attacks or disruptions resulting from such attacks.

Our electric vehicles make use of lithium-ion battery cells, which, if not appropriately managed and controlled, have occasionally been observed to catch fire or vent smoke and flames. If such events occur in our electric vehicles, we could face liability associated with our warranty, for damage or injury, adverse publicity and a potential safety recall, any of which would adversely affect our business, prospects, financial condition and operating results.

The battery packs in our electric vehicles use lithium-ion cells, which have been used for years in laptop computers and cell phones. Highly publicized incidents of laptop computers and cell phones bursting into flames have focused consumer attention on the safety of these cells. These events also have raised questions about the suitability of these lithium-ion cells for automotive applications. There can be no assurance that a field failure of our battery packs will not occur, which would damage the vehicle or lead to personal injury or death and may subject us to lawsuits. Furthermore, there is some risk of electrocution if individuals who attempt to repair battery packs on our vehicles do not follow applicable maintenance and repair protocols. Any such damage or injury would likely lead to adverse publicity and potentially a safety recall. Any such adverse publicity could adversely affect our business, prospects, financial condition and operating results.

Risks Related to Our Securities

Because we can issue additional common shares or preferred shares, our shareholders may experience dilution in the future.

We are authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value. Our board of directors has the authority to cause us to issue additional common shares or preferred shares and to determine the special rights and restrictions of the shares of one or more series of our preferred shares, without consent of our shareholders. The issuance of any such securities may result in a reduction of the book value or market price of our common shares. Given the fact that we have not achieved profitability or generated positive cash flow historically, and we operate in a capital-intensive industry with significant working capital requirements, we may be required to issue additional common equity or securities that are dilutive to existing common shares in the future in order to continue its operations. Our efforts to fund our intended business plan may result in dilution to existing shareholders. Further, any such issuances could result in a change of control or a reduction in the market price for our common shares.

The market price of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our common shares are listed on the Nasdaq Capital Market. Trading of our common shares on the Nasdaq Capital Market is often characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects.

The price of our common shares has fluctuated significantly. This volatility could depress the market price of our common shares for reasons unrelated to operating performance. The market price of our common shares could decline due to the impact of any of the following factors upon the market price of our common shares:

  sales or potential sales of substantial amounts of our common shares;
  announcements about us or about our competitors;
  litigation and other developments relating to our company or those of our suppliers or our competitors;
  conditions in the automobile industry;
  governmental regulation and legislation;
  variations in our anticipated or actual operating results;
  change in securities analysts' estimates of our performance, or our failure to meet analysts' expectations;
  change in general economic conditions or trends;
  changes in capital market conditions or in the level of interest rates; and
  investor perception of our industry or our prospects.

Many of these factors are beyond our control. The stock markets in general, and the market price of common shares of vehicle companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our common shares, regardless of our actual operating performance.

Volatility in our common share price may subject us to securities litigation.

The market for our common shares may have, when compared to seasoned issuers, significant price volatility, and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the foreseeable future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources away from the day-to-day business operations.

A prolonged and substantial decline in the price of our common shares could affect our ability to raise further working capital, thereby adversely impacting our ability to continue operations.

A prolonged and substantial decline in the price of our common shares could result in a reduction in the liquidity of our common shares and a reduction in our ability to raise capital. Because we plan to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our common shares could be detrimental to our liquidity and our operations because the decline may cause investors not to choose to invest in our shares. If we are unable to raise the funds we require for all our planned operations and to meet our existing and future financial obligations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and we may go out of business.

Investors may not be able to obtain enforcement of civil liabilities against us.

The enforcement by investors of civil liabilities under the United States federal or state securities laws may be adversely affected by the fact that we are governed by the Business Corporations Act (British Columbia), that several of our officers and directors are residents of Canada and that all, or a substantial portion, of their assets and a portion of our assets are located outside the United States. It may not be possible for an investor to effect service of process within the United States on, or enforce judgments obtained in the United States courts against, us or certain of our directors and officers based upon the civil liability provisions of United States federal securities laws or the securities laws of any state of the United States.

In light of the above, there is doubt as to whether (i) a judgment of a United States court based solely upon the civil liability provisions of United States federal or state securities laws would be enforceable in Canada against us or our directors and officers and (ii) an original action could be brought in Canada (or otherwise outside the United States) against us or our directors and officers to enforce liabilities based solely upon United States federal or state securities laws.

We may be classified as a "passive foreign investment company," which may have adverse U.S. federal income tax consequences for U.S. shareholders.

We will be a "passive foreign investment company," or "PFIC," if, in any particular taxable year, either (a) 75% or more of our gross income for such year consists of certain types of "passive" income or (b) 50% or more of the average quarterly value of our assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income (the "asset test"). In determining whether we are a PFIC, we are permitted to take into account the assets and income of our wholly owned subsidiaries because we own 100% of their stock. However, even if we take into account the assets and income of our subsidiaries, we may still be considered a PFIC for this year and possibly later years, depending on a number of factors, including the composition of our income and assets, how quickly we use our liquid assets, including the cash raised pursuant to this offering (if we determine not to, or are unable to, deploy significant amounts of cash for active purposes our risk of being a PFIC will substantially increase), the market price of our common shares, and fluctuations in that price. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for this year or any future taxable year. Please refer to the paragraph titled "Certain United States Federal Income Tax Considerations".

If we are a PFIC in any taxable year, a U.S. holder may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the common shares and on the receipt of distributions on the common shares to the extent such gain or distribution is treated as an "excess distribution" under the United States federal income tax rules. A U.S. holder may also be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. holder holds our common shares, we generally will continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which such U.S. holder holds our common shares. Please refer to the paragraph titled "Certain United States Federal Income Tax Considerations".

Risks Related to Our Company

It may be difficult for non-Canadian investors to obtain and enforce judgments against us because of our Canadian incorporation and presence.

The enforcement by investors of civil liabilities under the United States federal or state securities laws may be adversely affected by the fact that we are governed by the Business Corporations Act (British Columbia), that several of our officers and directors are residents of Canada and that all, or a substantial portion, of their assets and a portion of our assets are located outside the United States. It may not be possible for an investor to effect service of process within the United States on, or enforce judgments obtained in the United States courts against, us or certain of our directors and officers based upon the civil liability provisions of United States federal securities laws or the securities laws of any state of the United States.

In light of the above, there is doubt as to whether (i) a judgment of a United States court based solely upon the civil liability provisions of United States federal or state securities laws would be enforceable in Canada against us or our directors and officers and (ii) an original action could be brought in Canada (or otherwise outside the United States) against us or our directors and officers to enforce liabilities based solely upon United States federal or state securities laws.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the "JOBS Act". For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We will cease to be an emerging growth company upon the earliest of:

• the last day of the fiscal year during which we have total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the Securities and Exchange Commission or more);

• the last day of our fiscal year following the fifth anniversary of the completion of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act of 1933, which is March 31, 2026;

• the date on which we have, during the previous three-year period, issued more than $1,000,000,000 in non- convertible debt; or

• the date on which we are deemed to be a "large accelerated filer", as defined in Rule 12b-2 of the Securities Exchange Act of 1934.

We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

GreenPower's annual evaluation of internal control over financial reporting determined that the Company's disclosure controls and procedures as of March 31, 2025 were not effective as of such date

Management evaluated the effectiveness of our disclosure controls and procedures as of March 31, 2025 and determined that our disclosure controls and procedures were not effective as of such date due to the following material weaknesses in its internal control over financial reporting: we did not design and maintain effective controls to account for transactions related to inventory including providing documented evidence of costing, existence and verification of inventories; we did not design and maintain effective controls relating to revenue recognition, including consistent and complete maintenance of supporting documentation for revenue transactions; we did not design and maintain effective controls to ensure complex and/or unusual transactions are appropriately accounted for and disclosed; and we did not design and maintain effective controls to prevent and/or detect errors in the accounting for and/or the disclosure of transactions. Management has taken steps to develop, design and implement effective internal control measures to improve control over financial reporting and remediate the material weaknesses identified during the March 31, 2025 evaluation, however these remediation efforts may not be successful or sufficient to fully resolve the material weaknesses identified.

As a foreign private issuer, we are not subject to certain United States securities law disclosure requirements that apply to a domestic United States issuer, which may limit the information that would be publicly available to our shareholders.

As a foreign private issuer, we will be exempt from certain rules under the Securities Exchange Act of 1934 that impose disclosure requirements as well as procedural requirements for proxy solicitations under Section 14 of the Securities Exchange Act of 1934 if our common shares are registered pursuant to Section 12 of the Securities Exchange Act of 1934. In addition, our officers, directors and principal shareholders will be exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 if our common shares are registered pursuant to Section 12 of the Securities Exchange Act of 1934. Moreover, we are not required to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as a company that files as a U.S. domestic issuer whose securities are registered under the Securities Exchange Act of 1934, nor are we generally required to comply with the Securities and Exchange Commission's Regulation FD, which restricts the selective disclosure of material non-public information. For as long as we are a "foreign private issuer" we intend to file our annual financial statements on Form 20-F and furnish our quarterly updates on Form 6-K to the Securities and Exchange Commission for so long as we are subject to the reporting requirements of Section 13(g) or 15(d) of the Securities Exchange Act of 1934. However, the information we file or furnish is not the same as the information that is required in annual and quarterly reports on Form 10-K or Form 10-Q for U.S. domestic issuers. Accordingly, there may be less information publicly available concerning us than there is for a company that files as a U.S. domestic issuer.

Selected Financial Data

The following table summarizes selected financial data for our company for the years ended March 31, 2025, March 31, 2024 and March 31, 2023 from our audited financial statements, and for the three and six-month periods ended September 30, 2025 and September 30, 2024 from our unaudited financial statements. The information in the table should be read in conjunction with the financial statements included in this prospectus.

Consolidated Statements of Operations and Comprehensive Loss Data	Year Ended March 31, 2025	Year Ended March 31, 2024	Year Ended March 31, 2023
Revenue	$ 19,847,279	$ 39,271,839	$ 39,695,890
Cost of Sales	$ 17,650,661	$ 33,914,237	$ 32,445,836
Gross Profit	$ 2,196,618	$ 5,357,602	$ 7,250,054
Sales, general and administrative costs	$ 20,116,132	$ 22,159,977	$ 20,535,280
Loss for the year	$ (18,663,448)	$ (18,342,796)	$ (15,043,857)
Total Comprehensive Loss	$ (18,511,895)	$ (18,313,249)	$ (15,056,864)

Consolidated Statements of Operations and Comprehensive Loss Data	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Nine Months Ended December 31, 2025	Nine Months Ended December 31, 2024
Revenue	$8,495,323	$7,218,897	$12,534,610	$15,563,145
Cost of Sales	$1,176,572	$6,164,860	$4,580,459	$13,827,609
Gross Profit	$7,318,751	$1,054,037	$7,954,151	$1,735,536
Sales, general and administrative costs	$2,393,601	$5,234,644	$9,541,558	$14,946,306
Income (loss) for the period	$4,213,685	$(4,739,022)	$(3,543,525)	$(14,829,534)
Total comprehensive income (loss) for the period	$4,173,628	$(4,668,007)	$(3,516,079)	$(14,703,875)

Consolidated Statements of Financial Position Data	As of	As of	As of
	December 31, 2025	March 31, 2025	March 31, 2024
Cash	$675,950	$344,244	$1,150,891
Working Capital (Deficit)	$5,762,176	$8,106,809	$15,561,765
Total Assets	$30,764,000	$ 35,071,725	$ 45,203,284
Total Liabilities	$33,922,207	$ 36,677,691	$ 33,636,465
Accumulated Deficit	$(100,904,460)	$ (97,423,507)	$ (79,020,920)
Shareholder's Equity (Deficit)	$(3,158,207)	$ (1,605,966)	$ 11,566,819

Capitalization and Indebtedness

Our authorized capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value. As of February 17, 2026, we had 5,029,291 common shares issued and outstanding and 425 preferred shares issued and outstanding.

The following table sets forth our capitalization and indebtedness as of December 31, 2025 on an actual basis and on an as adjusted basis after giving effect to issuances of our common shares and preferred shares after December 31, 2025, including:

  the sale of 926 Convertible Preferred Shares to be issued within two days of the effectiveness date of the registration statement of which this prospectus forms a part to be registered pursuant to the registration statement, issued at a public offering price of $950 per Series A Convertible Preferred Shares, after deducting estimated placement agent's commissions and estimated offering expenses,

The amounts shown below are unaudited and represent management's estimate. The information in this table should be read in conjunction with and is qualified by reference to the consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus supplement and the accompanying prospectus.

As at December 31, 2025

	As of December 31, 2025
	Actual ($)	As adjusted ($)
Current Liabilities:
Line of Credit	5,954,017	5,954,017
Term Loan Facility	1,902,703	1,902,703
Accounts payable and accrued liabilities	4,076,259	4,076,259
Current portion of deferred revenue	5,172,187	5,172,187
Current portion of lease liabilities	788,741	788,741
Current portion of loans payable to related parties	100,000	100,000
Current portion of warranty liability	819,090	819,090
Current portion of contingent liability	110,000	110,000

Non-Current Liabilities:
Lease liabilities	4,936,466	4,936,466
Loans payable to related parties	6,594,278	6,594,278
Term loan facility	1,687,578	1,687,578
Other liabilities	10,708	10,708
Warranty liability	1,770,180	1,770,180
Total Liabilities	33,922,207	33,922,207

Shareholders' equity:
Share capital	81,956,378	82,793,093
Reserves	15,722,772	15,722,772
Accumulated other comprehensive loss	67,103	67,103
Accumulated Deficit	(100,904,460)	(100,904,460)
Total Equity	(3,158,207)	(2,322,492)

Total Capitalization	$30,764,000	$31,599,715

The information above is illustrative only.

Directors, Senior Management and Employees

Directors and Senior Management

The following table sets forth the name, office held, age, and functions and areas of experience in our company of each of our directors and senior management:

Name, Office Held, Age	Area of Experience and Functions in Our Company
Fraser Atkinson Chief Executive Officer, Chairman and Director Age: 68	As our Chief Executive Officer and Chairman, Mr. Atkinson is responsible for strategic planning and operations, as well as managing our relations with our lawyers, regulatory authorities and investor community; as a director, Mr. Atkinson participates in management oversight and helps to ensure compliance with our corporate governance policies and standards. Mr. Atkinson is also a member of the Nominating Committee.
Brendan Riley President and Director Age: 55	As our President, Mr. Riley is responsible for developing and implementing our company's strategy, sales and marketing plan, product development, human resources and manufacturing. Mr. Riley provides leadership and oversight of our company's North American operations and maintains relationships with key customers, suppliers, investors and other stakeholders.

Michael Sieffert Chief Financial Officer and Secretary Age: 51	As our Chief Financial Officer and Secretary, Mr. Sieffert is responsible for the management and supervision of all of the financial aspects of our business and maintains our corporate records. Mr. Sieffert assists in strategic planning, oversees capital planning and capital raising, budgeting, financial reporting and risk management. In performing his duties, Mr. Sieffert maintains relationships with our company's auditors, legal counsel, banks, analysts and investors.
Mark Achtemichuk Director Age: 49	Mr. Achtemichuk is an independent director and helps to ensure compliance with our corporate governance policies and standards. Mr. Achtemichuk is a chair and member of the Compensation Committee. Mr. Achtemichuk is also a member of the Audit Committee.
Malcolm Clay Director Age: 84	As an independent director, Mr. Clay supervises our management and helps to ensure compliance with our corporate governance policies and standards. Mr. Clay is a member and the chair of the Audit Committee. Mr. Clay is also a member of the Nominating Committee and the Compensation Committee.
Sebastian Giordano Director Age: 67	As an independent director, Mr. Giordano supervises our management and helps to ensure compliance with our corporate governance policies and standards. Mr. Giordano is a member of our Audit committee and of our Nominating Committee.
David Richardson Director Age: 73	As an independent director, Mr. Richardson supervises our management and helps to ensure compliance with our corporate governance policies and standards. Mr. Richardson is a member and Chair of our Nominating Committee. Mr. Richardson is also a member of our Compensation Committee.
Yanyan Zhang Vice President of Program Management Age: 39	As the Vice President of Program Management, Ms. Zhang oversees planning and development in line with strategic business objectives. In this role Yanyan manages manufacturing and logistics, and developing contracts for these projects. In performing her duties, Ms. Zhang manages relationships with manufacturing partners, suppliers, and service providers.

Determination of Offering Price

The Selling Shareholder will offer common shares at the prevailing market prices or privately negotiated price.

The offering price of our ordinary shares by the selling shareholder does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our common shares will trade at market prices in excess of the offering price as prices for common shares in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

In connection with these private placements, we entered into a registration rights agreement with each subscriber who purchased these Convertible Preferred Shares, pursuant to which we agreed to prepare and file a registration statement with the Securities and Exchange Commission within 30 days of the date of the SPA.

Use of Proceeds

We will not receive any proceeds from the sale of our common shares by the selling shareholder.

We will pay for expenses of this offering, except that the selling shareholder will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of their shares.

Markets

Our common shares are listed for trading on Nasdaq under the symbol "GP". From December 30, 2014 to November 14, 2025, our common shares were listed for trading on the TSXV under the symbol "GPV".

Our common shares are in registered form and the transfer of our common shares is managed by our transfer agent, Computershare Investor Services Inc., located at 3rd Floor, 510 Burrard Street, Vancouver, British Columbia V6C 3B9, Canada (Tel: (604) 661-9400; Fax: (604) 661-9549).

Private Placement

On November 14, 2025, we entered into the SPA with an accredited investor pursuant to which the investor agreed to purchase from Greenpower, and Greenpower agreed to sell to the investor, Series A Convertible Preferred Shares (the "Convertible Preferred Shares") from time to time. Certain of the Convertible Preferred Shares were acquired by the selling shareholder directly from us in a private placement that was exempt from the registration requirements of the Securities Act of 1933.

Each Convertible Preferred Share is convertible into common shares in the capital of GreenPower based on a defined formula whereby the number of common shares issuable upon conversion of any Convertible Preferred Share shall be determined by dividing (x) the "Conversion Amount" of such Convertible Preferred Share by (y) the "Conversion Price" (the "Conversion Rate"). The "Conversion Amount" means, as of the applicable date of determination, 105% of the sum of the stated value of the Convertible Preferred Shares plus certain additional amounts, as applicable. The "Conversion Price" means with respect to each Convertible Preferred Share, as of any conversion date or other date of determination, 125% of the closing price of our common shares on the trading day preceding the issuance of such Convertible Preferred Share, subject to adjustment as provided herein.

Selling Shareholder

The common shares being offered by the selling shareholder are those issuable to the selling shareholder upon conversion of Convertible Preferred Shares. For additional information regarding the issuance of the Convertible Preferred Shares, see "Private Placement" above. We are registering the common shares in order to permit the selling shareholder to offer the shares for resale from time to time. Except for the ownership of the Convertible Preferred Shares issued pursuant to the SPA, the selling shareholder has not had any material relationship with us within the past three years.

The table below lists the selling shareholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the common shares held by each of the selling shareholder. The second column lists the number of common shares beneficially owned by the selling shareholder, based on its ownership of common share and Convertible Preferred Shares, as of February 17, 2026, assuming conversion of the Convertible Preferred Shares held by each such selling shareholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the common shares being offered by this prospectus by the selling shareholder and does not take in account any limitations on conversion of the preferred shares set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the Convertible Preferred Shares, this prospectus generally covers the resale of (a)  200% of the sum of the maximum number of common shares issued or issuable pursuant to the conversion of (i) 425 Convertible Preferred Shares issued on November 14, 2025, including payment of dividends on these Convertible Preferred Shares through November 14, 2027 and (ii) 926 Convertible Preferred Shares to be issued within two days of the effectiveness date of the registration statement of which this prospectus forms a part (based on the floor price of $0.32 which represents 20% of the closing sale price on Nasdaq on November 13, 2025, the day prior to the execution of the SPA), including payment of dividends on these Convertible Preferred Shares through November 14, 2027 and (b) 100% of the maximum number of common shares issued or issuable pursuant to the conversion of 5,000 Convertible Preferred Shares (based on a fixed conversion price of $1.975), including payment of dividends on these Convertible Preferred Shares through November 14, 2027 (assuming all such Convertible Preferred Shares were converted in full (without regard to any limitations on conversion in respect thereof solely for the purpose of such calculation). Because the conversion price of the Convertible Preferred Shares may be adjusted, the number of common shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling shareholder pursuant to this prospectus.

Under the terms of the Series A Convertible Preferred Shares, a selling shareholder may not convert the Convertible Preferred Shares to the extent (but only to the extent) such selling shareholder or any of its affiliates would beneficially own a number of shares of our common shares which would exceed 4.99% of the outstanding common shares of Greenpower. The number of common shares in the second column reflects these limitations. The selling shareholder may sell all, some or none of their shares in this offering.  See "Plan of Distribution."

Name of Selling Shareholder	Number of Common Shares Owned Prior to Offering	Maximum Number of Common Shares to be Sold Pursuant to this Prospectus	Number of Common Shares of Owned After Offering	Percentage of Ordinary Shares Owned After the Offering
JAK OPPORTUNITIES XXVII LLC (1)	251,463(2)	13,760,034(2)	0(3)	_

(1) JAK OPPORTUNITIES XXVII LLC (the "Selling Stockholder") is managed by ATW Partners Opportunities Management LLC (the "Manager"). Antonio Ruiz-Gimenez and Kerry Propper are the managing members (the "Managing Members") of the Manager.  The Manager and the Managing Members may be deemed to have shared voting and dispositive power over the Company common shares held by the Selling Stockholder and each disclaim beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 1 Pennsylvania Plaza, Suite 4810, New York, NY 10119.

(2) This number is the portion of the 13,760,034 common shares issuable to the Selling Stockholder equal to 4.99% of the 5,029,291 common shares outstanding as of February 17, 2026.

(3) Assumes the Selling Stockholder sells all of the 13,760,034 shares issuable to them.

Plan of Distribution

We are offering the common shares issuable upon conversion of the Convertible Preferred Shares for resale by the holders of the Convertible Preferred Shares from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling shareholder of the common shares. We will bear all fees and expenses incident to our obligation to register the common shares.

The selling shareholder may sell all or a portion of the common shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the common shares are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent's commissions. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
  in the over-the-counter market;
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
  through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  short sales made after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;
  broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

The selling shareholder may also sell common shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling shareholder may transfer the common shares by other means not described in this prospectus. If the selling shareholder effect such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the common shares or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume.  The selling shareholder may also sell common shares short and deliver common shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholder may also loan or pledge common shares to broker-dealers that in turn may sell such shares.

The selling shareholder may pledge or grant a security interest in some or all of the Convertible Preferred Shares or common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholder to include the pledgee, transferee or other successors in interest as selling shareholder under this prospectus.  The selling shareholder also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling shareholder and any broker-dealer participating in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the common shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will pay all expenses of the registration of the common shares pursuant to the registration rights agreement, estimated to be $130,035 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholder against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling shareholder will be entitled to contribution. We may be indemnified by the selling shareholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates.

Expenses Relating to This Offering

The following table sets forth the expenses incurred by us in connection with the issuance and distribution of our common shares covered by this prospectus. The selling shareholder will bear no expenses associated with this offering except for any broker discounts and commissions or equivalent expenses and expenses of the selling shareholder's legal counsel applicable to the sale of their shares. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fees.

Securities and Exchange Commission registration fees	$1,396

Accounting fees and expenses	$15,000

Legal fees and expenses	$108,280

Transfer agent and registrar fees	$1,000

Miscellaneous expenses	$4,359

Total	$130,035

Share Capital

We are authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value. On December 31, 2025, we had 3,367,227 common shares outstanding and 849 Series A convertible preferred shares outstanding. On February 17, 2026, we had 5,029,291 common shares outstanding, 425 Series A convertible preferred shares outstanding, and 3,000 Series B convertible preferred shares outstanding. All of our common shares issued and outstanding were fully paid and non-assessable. The Company or our subsidiaries do not own any shares of our company.

Stock Options and Warrants

As at February 17, 2026, we had the following outstanding warrants to purchase our common shares:

Expiry Date	Exercise Price (US$)	Number
May 9, 2027	$18.20	157,500
October 30, 2027	$12.50	15,000
May 14, 2027	$4.60	108,696
May 28, 2027	$4.40	56,819
June 6, 2027	$4.40	34,091
June 27, 2027	$3.80	26,316
July 4, 2027	$4.10	30,488
January 8, 2029	$0.78	3,205,128
January 12, 2029	$1.24	2,016,129
Total Outstanding		5,650,167

As at February 17, 2026, we had the following outstanding stock options to purchase our common shares:

Expiry Date	Exercise Price	Number
May 18, 2026	CDN$196.20	3,175
December 10, 2026	CDN$164.50	41,500
February 14, 2028	CDN$38.00	43,375
March 27, 2029	CDN$27.20	45,250
June 28, 2029	CDN$14.00	2,000
March 14, 2030	CDN$7.80	69,875
Total Outstanding		205,175

Other Convertible Obligations or Other Outstanding Equity-Linked Securities, or Subscription Rights

On January 28, 2026 the Company announced that it had converted $2.85 million of loans with certain related parties of the Company into 3,000 Series B convertible preferred shares with a stated value of $3 million. The Series B Convertible Preferred Shares have a dividend rate of 9% per annum and each Series B Convertible Preferred Share is eligible to be converted into common shares of the Company at 105% of the stated amount of the Series B Convertible Preferred Share and are convertible at US$1.975 per Share, subject to adjustment as provided for in the rights and restrictions of the Series B Convertible Preferred Shares.

On January 22, 2026 the Company converted $7 million of principal and accrued interest of loans with certain related parties of the Company into convertible debentures. The convertible debentures have a maturity date of January 22, 2029, and bear interest at 12% per annum. The principal amount of the convertible debentures are convertible at the option of the holders into common shares of the company at $0.99 per share.

Issuances of Common Shares

During the last three years, we have issued the following securities:

On January 12, 2026, as a bonus for providing a joint and several personal guarantee on the Company's financings with Canadian Imperial Bank of Commerce, GreenPower granted 403,225 common shares of the Company to a director of the Company.

On January 8, 2026, as a bonus for providing a loan of $2.5 million to the Company, the Company granted 641,025 common shares of the Company to the family office that provided the loan.

Between November 14, 2025 and January 9, 2026 a total of 907,558 common shares were issued pursuant to the conversion of 754 Series A convertible preferred shares.

On November 14, 2025, we entered into the SPA for the issuance of up to US$18 million of Convertible Preferred Shares (the "Financing") through a facility with an institutional investor (the "Investor"). Pursuant to the Financing, the Company has issued the initial tranche of (i) 754 Convertible Preferred Shares pursuant to an effective shelf registration statement (the "Public Offering") and (ii) 425 Convertible Preferred Shares for gross proceeds of US$1,120,050.

On September 8, 2025 we completed a consolidation of our common shares on the basis of ten pre-consolidation shares for one post-consolidation common share.

Between May 15, 2025 and July 4, 2025 we received loans totaling $1.75 million in aggregate from Countryman, Koko, FWP Acquisition and FWP Holdings and, as an inducement to enter into the loans issued:

  108,696 warrants each of which entitle the lenders to purchase common shares at $4.60 per share for a period of 24 months;
  90,910 warrants each of which entitle the lenders to purchase common shares at $4.40 per share for a period of 24 months;
  30,488 warrants each of which entitle the lenders to purchase common shares at $4.10 per share for a period of 24 months;
  26,316 warrants each of which entitle the lenders to purchase common shares at $3.80 per share for a period of 24 months;
  29,542 common shares of the Company.

On March 7, 2025 we filed a prospectus supplement to our short form base shelf prospectus, pursuant to which we may, at its discretion and from time to time, sell common shares of the Company on Nasdaq for aggregate gross proceeds of up to US$850,000 (the "2025 ATM"). We did not sell any shares under the 2025 ATM during the year ended March 31, 2025. During the 9 months ended December 31, 2025, the Company issued a total of 98,803 shares through the 2025 ATM for gross proceeds of $455,095. The 2025 ATM was voluntarily cancelled by the Company in November 2025.

On October 30, 2024, we issued 300,000 common shares in an underwritten offering of common shares (the "Share Offering") for gross proceeds of $3,000,000. The Company also issued 15,000 warrants (the "Underwriter Warrants") to the underwriter of the Share Offering to purchase up to 15,000 common shares of the company. The Underwriter Warrants have an exercise price of $12.50 per share and expire three years from the date of issuance.

On June 28, 2024 we issued 2,000 stock options exercisable at CDN $14.00 per share that expire on June 28, 2029.

On May 9, 2024 we completed an underwritten offering of 150,000 common shares and warrants to purchase 157,500 common shares for gross proceeds of $2,325,750 before deducting underwriting discounts and offering expenses. The warrants have an exercise price of $18.20 per share and expire three years from the date of issuance.

On March 27, 2024, we granted 60,500 options with a term of five years and an exercise price of CDN$27.20 per share, comprised of:

  36,000 stock options to officers and directors which vest 25% after 4 months, and then 25% after six months, nine months and twelve months;
  6,000 stock options to an officer and director which vest 20% after 4 months, 20% after 6 months, 30% after 288 days, and 30% after 12 months;
  11,000 stock options to employees which vest 25% after 4 months, and then 25% after years 1, 2, and 3;
  4,000 stock options to employees which vest 50% after 288 days, and then 25% after years 2, and 3; and
  3,500 stock options to consultants which vest 25% after 4 months, and then 25% after years 1, 2, and 3.

On January 9, 2024 we issued 1,429 common shares pursuant to the exercise of 1,429 incentive stock options at a price of CDN$34.99 per share for gross proceeds of CDN$50,001.

On December 15, 2023 we issued 750 common shares pursuant to the exercise of 750 incentive stock options at a weighted average price of CDN$26.33 per share for gross proceeds of CDN$19,750.

On November 21, 2023, we issued 1,500 common shares pursuant to the exercise of 1,500 incentive stock options at a price of CDN$30.10 per share, for gross proceeds of CDN$45,150.

On October 3, 2023, we issued 357 common shares pursuant to the exercise of 357 incentive stock options at a price of CDN$25.91 per share, for gross proceeds of CDN$9,249.

On August 24, 2023, we issued 250 common shares pursuant to the exercise of 250 incentive stock options at a price of CDN$38.00 per share, for gross proceeds of CDN$9,500.

On May 1, 2023, we issued 1,429 common shares pursuant to the exercise of 1,429 incentive stock options at a price of CDN$34.99 per share, for gross proceeds of CDN$50,001.

On April 24, 2023, we issued 1,429 common shares pursuant to the exercise of 1,429 incentive stock options at a price of CDN$34.99 per share, for gross proceeds of CDN$50,001.

On April 13, 2023, we issued 1,429 common shares pursuant to the exercise of 1,429 incentive stock options at a price of CDN$34.99 per share, for gross proceeds of CDN$50,001.

On March 28, 2023, we granted 10,000 incentive stock options to employees, all of which are exercisable at a price of CDN$28.50 per share. The incentive stock options have a term of five years, and 25% vest 4 months after the grant date, 25% vest one year after the grant date, 25% two years after the grant date and 25% three years after the grant date.

Articles

Incorporation

We are incorporated under the Business Corporations Act (British Columbia). Our British Columbia incorporation number is BC0877385.

Objects and Purposes of Our Company

Our articles do not contain a description of our objects and purposes.

Voting on Certain Proposal, Arrangement, Contract or Compensation by Directors

Our articles do not restrict directors' power to (a) vote on a proposal, arrangement or contract in which the directors are materially interested or (b) to vote compensation to themselves or any other members of their body in the absence of an independent quorum. Any such conflicts of interest will be subject to the procedures and remedies as provided under the Business Corporations Act (British Columbia).

Borrowing Powers of Directors

Our articles provide that we, if authorized by our directors, may from time to time on behalf of our company:

  borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;
  issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of our company or any other person and at any discount or premium and on such other terms as they consider appropriate;
  guarantee the repayment of money by any other person or the performance of any obligation of any other person; and
  mortgage or charge, whether by way of specific or floating charge, or give other security on the whole or any part of the present and future assets and undertaking of our company.

Qualifications of Directors

Under our articles, there is no mandatory retirement age for our directors and our directors are not required to own securities of our company in order to serve as directors.

Share Rights

Our authorized capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value.

Holders of our common shares are entitled to vote one vote for each share held at all meetings of our shareholders, to receive any dividend declared by our board of directors and, to receive the remaining property of our company upon dissolution. None of our common shares are subject to any call or assessment nor pre-emptive or conversion rights. There are no provisions attached to our common shares for redemption, purchase for cancellation, surrender or sinking or purchase funds.

Our preferred shares may include one or more series and, subject to the Business Corporations Act (British Columbia), the directors of our company may, by resolution, if none of the shares of any particular series are issued, alter articles of our company and authorize the alteration of the notice of articles of our company, as the case may be, to do one or more of the following:

  determine the maximum number of shares of that series that our company is authorized to issue, determine that there is no such maximum number, or alter any such determination;
  create an identifying name for the shares of that series, or alter any such identifying name; and
  attach special rights or restrictions to the shares of that series, or alter any such special rights or restrictions.

The holders of our preferred shares are entitled, on the liquidation or dissolution of our company, whether voluntary or involuntary, or on any other distribution of the assets of our company among shareholders of our company for the purpose of winding up its affairs, to receive, before any distribution is made to the holders of our common shares or any other shares of our company ranking junior to our preferred shares with respect to the repayment of capital on the liquidation or dissolution of our company, whether voluntary or involuntary, or on any other distribution of the assets of our company among shareholders of our company for the purpose of winding up its affairs, the amount paid up with respect to each preferred share held by them, together with the fixed premium (if any) thereon, all accrued and unpaid cumulative dividends (if any and if preferential) thereon, which for such purpose will be calculated as if such dividends were accruing on a day-to-day basis up to the date of such distribution, whether or not earned or declared, and all declared and unpaid non-cumulative dividends (if any and if preferential) thereon. After payment to the holders of our preferred shares of the amounts so payable to them, they will not, as such, be entitled to share in any further distribution of the property or assets of our company, except as specifically provided in the special rights and restrictions attached to any particular series. All assets remaining after payment to the holders of our preferred shares as aforesaid will be distributed ratably among the holders of our common shares.

Except for such rights relating to the election of directors on a default in payment of dividends as may be attached to any series of the preferred shares by the directors, holders of our preferred shares are not entitled, as such, to receive notice of, or to attend or vote at, any general meeting of shareholders of our company.

We currently have one series of preferred shares outstanding, being the Convertible Preferred Shares.

Ranking

The Convertible Preferred Shares will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

1. senior to all classes or series of our common shares and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below;

2. on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Convertible Preferred Shares with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, which we refer to as "Parity Stock";

3. subject to the consent of the holders of the Convertible Preferred Shares set forth below in "-Voting Rights," junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Convertible Preferred Shares with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, which we refer to as "Senior Stock"; and

4. junior to all of our existing senior indebtedness.

Dividends

The holders of the Convertible Preferred Shares will be entitled to a 9% per annum dividends, computed on the basis of a 360-day year and twelve 30-day months, payable in arrears on the first trading day of each fiscal quarter, beginning with the initial fiscal quarter after the issuance of the Convertible Preferred Shares.

The dividends are payable to each record holder of the Convertible Preferred Shares so long as there has been no Equity Conditions Failure, and the Company may, at its option, under certain circumstances, capitalize the dividend by increasing the stated value of each Convertible Preferred Shares or elect a combination of the capitalized dividend and a payment in dividend shares. The number of common shares payable is determined by dividing the amount of the Dividend (less any Capitalized Dividend) by the Dividend Conversion Price in effect on the Dividend Date.

Conversion

The Convertible Preferred Shares are convertible at any time at the option of the holder. Except as provided below, the Convertible Preferred Shares are not convertible into or exchangeable for any other securities or property.

Each Convertible Preferred Share may be converted at the holder's option, at any time after issuance, into fully paid and non-assessable common shares at a rate determined by dividing the Conversion Amount by the then-applicable Conversion Price, subject to certain adjustments as provided in the Special Rights and Restrictions of Convertible Preferred Shares attached to our Articles. Conversion is effected by delivery of a notice, and we must issue the common shares promptly, with remedies for delays. Fractional shares are rounded up, and the company bears related issuance and delivery costs. Conversion is subject to a beneficial ownership cap of 4.99%, such that a holder cannot convert if it would result in ownership of more than this percentage of outstanding common shares.

Voting Rights

The holders of the Convertible Preferred Shares shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of common shares, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of common shares, except as provided in the Special Rights and Restrictions of Convertible Preferred Shares (or as otherwise required by applicable law).

Meetings

Each director holds office until our next annual general meeting, or until his or her office is earlier vacated in accordance with our articles or with the provisions of the Business Corporations Act (British Columbia). A director appointed or elected to fill a vacancy on our board also holds office until our next annual general meeting.

Our articles provide that our annual meetings of shareholders must be held at such time in each calendar year and not more than 15 months after the last annual general meeting and at such place as our board of directors may from time to time determine. Our directors may, at any time, call a meeting of our shareholders.

The holders of not less than five percent of our issued shares that carry the right to vote at a meeting may requisition our directors to call a meeting of shareholders for the purposes stated in the requisition.

Under our articles, the quorum for the transaction of business at a meeting of our shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting. However, if there is only one shareholder entitled to vote at a meeting of shareholders, (a) the quorum is one person who is, or who represents by proxy, that shareholder, and (b) that shareholder, present in person or by proxy, may constitute the meeting.

Our articles state that in addition to those persons who are entitled to vote at a meeting of our shareholders, the only other persons entitled to be present at the meeting are the directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for our company, the auditor of our company, any persons invited to be present at the meeting by our directors or by the chair of the meeting and any person entitled or required under the Business Corporations Act (British Columbia) or our articles to be present at the meeting.

Limitations on Ownership of Securities

Except as provided in the Investment Canada Act, there are no limitations specific to the rights of non-Canadians to hold or vote our common shares under the laws of Canada or British Columbia, or in our charter documents.

Change in Control

There are no provisions in our articles or in the Business Corporations Act (British Columbia) that would have the effect of delaying, deferring or preventing a change in control of our company, and that would operate only with respect to a merger, acquisition or corporate restructuring involving our company or our subsidiaries.

Ownership Threshold

Our articles or the Business Corporations Act (British Columbia) do not contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed. Securities legislation in Canada, however, requires that we disclose in our information circular for our annual general meeting, holders who beneficially own more than 10% of our issued and outstanding shares. Most state corporation statutes do not contain provisions governing the threshold above which shareholder ownership must be disclosed. However, we expect that the United States federal securities laws will require us to disclose, in our annual report on Form 20-F, holders who own 5% or more of our issued and outstanding shares.

Material Contracts

With the exception of the SPA, as described herein, and contracts entered into in the ordinary course of business or as otherwise disclosed in the documents incorporated by reference herein, we have not entered into any material contracts during the last two years.

Taxation

Certain Canadian Federal Income Tax Considerations for United States Residents

The following is a summary of certain Canadian federal income tax considerations generally applicable to the holding and disposition of our securities acquired by a holder who, at all relevant times, (a) for the purposes of the Income Tax Act (Canada) (the "ITA") (i) is not resident, or deemed to be resident, in Canada, (ii) deals at arm's length with us, and is not affiliated with us, (iii) acquires our common shares in this offering and holds such common shares as capital property, (iv) does not use or hold the common shares in the course of carrying on, or otherwise in connection with, a business carried on or deemed to be carried on in Canada and (v) is not a "registered non-resident insurer" or "authorized foreign bank" (each as defined in the ITA), or other holder of special status, and (b) for the purposes of the Canada-U.S. Tax Convention (the "Tax Treaty"), is a resident of the United States, has never been a resident of Canada, does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and who otherwise qualifies for the full benefits of the Tax Treaty. Holders who meet all the criteria in clauses (a) and (b) above are referred to herein as "U.S. Holders", and this summary only addresses such U.S. Holders and assumes that such U.S. Holders qualify for benefits under the Tax Treaty and provide the required proof of eligibility for benefits to the required intermediary.

This summary does not deal with special situations, such as the particular circumstances of traders or dealers, tax exempt entities, insurers or financial institutions, or other holders of special status or in special circumstances. Such holders, and all other holders who do not meet the criteria in clauses (a) and (b) above, should consult their own tax advisors.

This summary is based on the current provisions of the ITA, the regulations thereunder in force at the date hereof, the current provisions of the Tax Treaty, and our understanding of the administrative and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the ITA and regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that such Proposed Amendments will be enacted in the form proposed. However, such Proposed Amendments might not be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practices, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada, which may differ significantly from those discussed in this summary.

For the purposes of the ITA, all amounts relating to the acquisition, holding or disposition of our securities must generally be expressed in Canadian dollars. Amounts denominated in United States currency generally must be converted into Canadian dollars using the rate of exchange that is acceptable to the Canada Revenue Agency.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder, and no representation with respect to the Canadian federal income tax consequences to any particular U.S. Holder or prospective U.S. Holder is made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, all prospective purchasers (including U.S. Holders as defined above) should consult with their own tax advisors for advice with respect to their own particular circumstances.

Withholding Tax on Dividends

Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment of, or in satisfaction of, dividends on our common or preferred shares to a U.S. Holder will be subject to Canadian withholding tax. Under the Tax Treaty, the rate of Canadian withholding tax on dividends paid or credited by us to a U.S. Holder that beneficially owns such dividends and substantiates eligibility for the benefits of the Tax Treaty is generally 15% (unless the beneficial owner is a company that owns at least 10% of our voting stock at that time, in which case the rate of Canadian withholding tax is generally reduced to 5%).

Part VI.1 Tax and Withholding Tax Risk

Dividends or deemed dividends on the Convertible Preferred Shares may be subject to special taxes under Part VI.1 of the Income Tax Act (Canada) if the Convertible Preferred Shares constitute taxable preferred shares or taxable short-term preferred shares for purposes of that Act. Part VI.1 imposes a tax on the issuer, generally at a rate of 25% and 40% respectively.  The amount of certain taxable dividends paid or deemed to be paid on taxable preferred shares, is subject to certain reductions and elections that may be available in specific circumstances. If applicable, this tax would be payable by us and could increase our overall tax liability and reduce funds otherwise available for operations, capital expenditures, debt service or distributions to shareholders. There can be no assurance that Part VI.1 tax will not apply to dividends or deemed dividends on the Convertible Preferred Shares.

In addition, dividends paid or credited, or deemed to be paid or credited, on the Convertible Preferred Shares to holders who are non-residents of Canada for purposes of the Income Tax Act (Canada) will generally be subject to Canadian non-resident withholding tax under Part XIII of the Act at a statutory rate of 25%, subject to reduction under an applicable income tax treaty. Deemed dividends may arise in a variety of circumstances, including on the redemption, retraction or acquisition for cancellation of Convertible Preferred Shares, and potentially on a conversion of Convertible Preferred Shares into another class of shares or settlement of accrued dividends, depending on the paid-up capital and fair market value of the shares received. We will be required to withhold and remit any applicable withholding tax in respect of such amounts. Any failure to properly withhold and remit could result in liability for the tax not withheld, together with interest and penalties. The application of these rules may reduce the net return to holders and increase our tax and compliance costs.

Foreign affiliate dumping rules (section 212.3)

If we (or any of our Canadian resident subsidiaries) are, at any time, a corporation resident in Canada that is controlled by a non-resident person or by a group of non-resident persons not dealing at arm's length, we may be subject to the "foreign affiliate dumping" rules contained in section 212.3 of the Income Tax Act (Canada). These rules may apply where a Canadian-resident corporation makes certain "investments," broadly defined, in non-resident corporations, including foreign affiliates. Investments for this purpose can include, among other things, acquisitions of shares, capital contributions, certain extensions of credit, and certain reorganizations or internal transactions involving foreign subsidiaries.

If section 212.3 applies to a particular investment, we could be deemed to have paid a dividend to our non-resident parent shareholder at the time of the investment. Any such deemed dividend would generally be subject to Canadian non-resident withholding tax under Part XIII of the Income Tax Act (Canada) at a rate of 25%, subject to reduction under an applicable income tax treaty. We would be required to withhold and remit any applicable withholding tax, and failure to do so could result in liability for the tax, together with interest and penalties.

In addition, the application of these rules may result in a reduction of the paid-up capital of our shares. A reduction in paid-up capital could limit our ability to return capital to shareholders on a tax-efficient basis in the future and could cause future distributions to be treated as taxable dividends.

The foreign affiliate dumping rules are complex and highly fact-dependent. Their application could result in additional tax costs, reduce funds available for operations, acquisitions or distributions, and adversely affect our financial condition and flexibility in managing our capital structure.

Acquisition of Control

Under the Income Tax Act (Canada) (the "Tax Act"), if the Company were to experience an "acquisition of control" (as defined in the Tax Act), significant restrictions would apply to the Company's ability to utilize certain tax attributes existing at the time immediately before the acquisition of control and would otherwise be deductible in taxation years ending after the acquisition of control.

Upon an acquisition of control, the Company would be deemed to have a taxation year-end immediately before the acquisition of control. In addition, its non-capital losses, net capital losses, restricted farm losses, scientific research and experimental development expenditures, investment tax credits and certain other tax attributes arising prior to the acquisition of control would become subject to various limitations. In particular, non-capital losses incurred prior to the acquisition of control may generally be carried forward and deducted only against income from that same business carried on for profit or with a reasonable expectation of profit. Net capital losses realized prior to the acquisition of control may be used only to offset capital gains and may be further restricted. Certain unrealized losses may be denied, and accrued losses on capital property may be restricted.

As a consequence, if an acquisition of control were to occur, the Company's ability to utilize its existing tax attributes could be significantly reduced or eliminated. This could result in the Company becoming liable for income taxes earlier, or in greater amounts, than would otherwise have been the case absent such acquisition of control. Any such limitation on the availability of tax attributes could adversely affect the Company's cash flows, financial condition and results of operations going forward.

Dispositions

A U.S. Holder will not be subject to tax under the ITA on a capital gain realized on a disposition or deemed disposition of a security, unless the security is "taxable Canadian property" to the U.S. Holder for purposes of the ITA and the U.S. Holder is not entitled to relief under the Tax Treaty.

Generally, our common shares will not constitute "taxable Canadian property" to a U.S. Holder if our common shares are listed on a "designated stock exchange" as defined in the ITA and are so listed at the time of disposition at a particular time unless the following two conditions are met (the "TCP Conditions"): (A) at any time during the 60 month period immediately preceding the disposition, more than 50% of the fair market value of such shares was derived, directly or indirectly, from one or any combination of: (i) real or immoveable property situated in Canada, (ii) "Canadian resource properties" (as defined in the ITA), (iii) "timber resource properties" (as defined in the ITA), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of the foregoing whether or not the property exists; and (B) at any time during the 60 month period immediately preceding the disposition, the U.S. Holder, persons with whom the U.S. Holder did not deal at arm's length, partnerships in which the U.S. Holder or such non-arm's length person holds a membership interest (either directly or indirectly through one or more partnerships), or the U.S. Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of our company. In addition to the foregoing, in certain other circumstances set out in the ITA, common shares could also be deemed to be "taxable Canadian property". The Company expressed no opinion as to the status of the shares as taxable Canadian property in the current tax year or in any future tax year. No opinion of legal counsel or ruling from the Canada Revenue Agency concerning the status of the shares as taxable Canadian property has been obtained or is currently planned to be requested.

U.S. Holders who may hold common shares as "taxable Canadian property" should consult their own tax advisors with respect to the application of Canadian capital gains taxation, any potential relief under the Tax Treaty, and special compliance procedures under the ITA, none of which is described in this summary.

Certain Material United States Federal Income Tax Considerations

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from the acquisition, ownership and disposition of our common shares. This summary applies only to U.S. Holders that acquire our common shares pursuant to this prospectus and does not apply to any subsequent U.S. Holder of our common shares.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition, ownership and disposition of our common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. In addition, this summary does not address the U.S. federal alternative minimum, net investment income, U.S. federal estate and gift, U.S. Medicare contribution, U.S. state and local, or non-U.S. tax consequences of the acquisition, ownership or disposition of our common shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements.

Each U.S. Holder should consult its own tax advisor regarding all U.S. federal, U.S. state and local and non-U.S. tax consequences of the acquisition, ownership and disposition of our common shares.

No opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the "IRS") has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership or disposition of our common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, any position taken in this summary. In addition, because the authorities upon which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of This Disclosure

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date hereof. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis, which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term "U.S. Holder" means a beneficial owner of our common shares that is for U.S. federal income tax purposes:

• an individual who is a citizen or resident of the U.S.;

• a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

• an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

• a trust that

• is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions; or

• has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Transactions Not Addressed

This summary does not address the tax consequences of transactions effected prior or subsequent to, or concurrently with, any purchase of common shares pursuant to this prospectus (whether or not any such transactions are undertaken in connection with the purchase of common shares pursuant to this prospectus).

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations of the acquisition, ownership or disposition of our common shares by U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following: (a) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) broker-dealers, dealers, or traders in securities or currencies that elect to apply a "mark-to-market" accounting method; (d) U.S. Holders that have a "functional currency" other than the U.S. dollar; (e) U.S. Holders that own our common shares or warrants as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquire our common shares or warrants in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold our securities other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); and (h) U.S. Holders that own directly, indirectly, or by attribution, 10% or more, by voting power or value, of our outstanding shares.

This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold our securities in connection with carrying on a business in Canada; (d) persons whose securities in our company constitute "taxable Canadian property" under the Income Tax Act (Canada); or (e) persons that have a permanent establishment in Canada for purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding all U.S. federal, U.S. state and local, and non-U.S. tax consequences (including the potential application and operation of any income tax treaties) relating to the acquisition, ownership or disposition of our common shares.

If an entity or arrangement that is classified as a partnership (or other "pass-through" entity) for U.S. federal income tax purposes holds our common shares or warrants, the U.S. federal income tax consequences to such partnership and the partners (or other owners) of such partnership of the acquisition, ownership or disposition of our common shares or warrants generally will depend on the activities of the partnership and the status of such partners (or other owners). This summary does not address the U.S. federal income tax considerations for any such partner or partnership (or other "pass-through" entity or its owners). Owners of entities and arrangements that are classified as partnerships (or other "pass-through" entities) for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership or disposition of our common shares.

Acquisition of Our Securities
A U.S. Holder generally will not recognize gain or loss upon the acquisition of our common shares for cash pursuant to this prospectus. A U.S. Holder's holding period for such common shares will begin on the day after the acquisition.

Ownership and Disposition of Our Common Shares

Distributions on Our Common Shares

Subject to the "passive foreign investment company" ("PFIC") rules discussed below (see " Tax Consequences if Our Company is a PFIC"), a U.S. Holder that receives a distribution, including a constructive distribution, with respect to our common shares (including common shares acquired from the exercise of warrants) will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated "earnings and profits" of our company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated "earnings and profits" of our company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in our common shares and thereafter as gain from the sale or exchange of such common shares (see "Sale or Other Taxable Disposition of Our Common Shares" below). However, we may not maintain calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by our company with respect to our common shares will constitute a dividend. Dividends received on our common shares generally will not be eligible for the "dividends received deduction" available to U.S. corporate shareholders receiving dividends from U.S. corporations. If our company is eligible for the benefits of the Canada-U.S. Tax Convention or our common shares are treated as readily tradable on an established securities market in the U.S., dividends paid by our company to non-corporate U.S. Holders generally will be eligible for the preferential tax rates applicable to long-term capital gains, provided certain holding period and other conditions are satisfied, including that our company not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Our Common Shares

Subject to the PFIC rules discussed below, upon the sale or other taxable disposition of our common shares (including common shares acquired from the exercise of warrants), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received and such U.S. Holder's tax basis in the common shares sold or otherwise disposed of. Such capital gain or loss will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the U.S. Holder's holding period for such security is more than one year. Preferential tax rates apply to long-term capital gains of non-corporate U.S. Holders. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

PFIC Status of Our Company

A non-U.S. corporation is considered a passive foreign investment company or "PFIC" for any taxable year if either:

• at least 75% of its gross income for such taxable year is passive income (the "passive income test"); or

• at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the "asset test")

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

In determining whether we are a PFIC, we are permitted, under Code Section 1297(c), to take into account, on a pro rata basis, the income and the assets of any entity of which we own (or are treated under the Code as owning) at least 25% of the stock by value (a so-called "look-through subsidiary"). Because we own 100% of the stock of our subsidiaries, in determining our PFIC status we will take into account their income and assets (other than certain assets, or the income therefrom, that are subject to intercompany transfers). As discussed below, PFIC status is determined on an annual basis and our status as a PFIC under the passive income test may change from year to year.

In determining whether we are a PFIC under the asset test, a number of different kinds of assets must be taken into account. In this offering we expect to raise for our company considerable cash. The IRS has stated that cash, even if held as working capital, produces passive income and is therefore a passive asset. Our status as a PFIC under the asset test will therefore depend in part on how quickly we spend the cash that we raise. Our status as a PFIC could also depend on the value of our stock as determined by the market (which may be volatile). PFIC status based on assets is calculated annually and is based on the average quarterly value of our assets. Accordingly, our status as a PFIC based on the assets test could change from year to year.

Based on the foregoing, it is not possible to determine whether we will be characterized as a PFIC for the current taxable year or any subsequent year until after the close of the relevant year. We must make a separate determination each year as to whether we are a PFIC (under either the asset test or the passive income test), and there can be no assurance with respect to our status as a PFIC for the current or any future taxable year. We or a related entity express no opinion as to the company's or a related entity's status as a PFIC for the current or any future or prior year. U.S. Holders should consult their own tax advisors with respect to the PFIC issue and its applicability to their particular tax situation. No opinion of legal counsel or ruling from the IRS concerning our status as a PFIC has been obtained or is currently planned to be requested.

If we are a PFIC for any year during which you hold our common shares or warrants, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold our common shares or warrants, even if in a succeeding taxable year, we are no longer classified as a PFIC. However, if we cease to be a PFIC, you may avoid the adverse effects of the PFIC regime thereafter by making a "purging election" (as described below) with respect to the common shares. A discussion of other ways in which you may be able to mitigate some of the adverse effects of PFIC status are also discussed below.

Tax Consequences if Our Company is a PFIC

If we are a PFIC for a taxable year during which you hold common shares or warrants, you will be subject to special tax rules with respect to any "excess distribution" that you receive, and with respect to any gain that you realize from a sale or other disposition (including a pledge) of the common shares or warrants, in that year and subsequent years, unless you make a "mark-to-market" election as discussed below. You will be subject to these rules for the first year in which we are a PFIC and for all subsequent years unless (i) we cease to be classified as a PFIC and (ii) you make a "purging election", as discussed below.

"Excess distributions" are distributions you receive from us in a taxable year that are greater than 125% of the average annual distributions you received from us during (i) the three preceding taxable years or (ii) your holding period for the common shares or warrants, whichever is shorter. Under the special tax rules that apply to excess distributions, and to gains realized from a disposition of our common shares,

• the excess distribution or gain will be allocated ratably (on a daily basis) over your holding period for the common shares or warrants;

• the amount allocated to your current taxable year, and any amount allocated to any tax year(s) in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income arising in the current taxable year; and

• the amount allocated to each of your other taxable year(s) - i.e., prior years during which we were a PFIC - will be subject to the highest tax rate in effect for that year; moreover, interest charges generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of excess distribution or disposition cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the common shares or warrants cannot be treated as capital, even if you hold the common shares as capital assets.

"Mark-to-market" election. To elect out of the excess distribution tax treatment discussed above, a U.S. Holder of "marketable stock" (as defined below) in a PFIC may make a mark-to-market election for such stock. The mark-to-market election is available only for "marketable stock", which is stock that is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter ("regularly traded") on a qualified exchange or other market. A "qualified exchange or other market" is defined in applicable U.S. Treasury regulations as a national securities exchange registered with the SEC or a national market system established pursuant to section 11A of the Exchange Act, or a foreign securities exchange or market that the IRS determines is a qualified exchange that has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. The Nasdaq Capital Market is a qualified exchange or other market, but we are uncertain as to whether our common shares will meet the requirements to be "regularly traded". If our common shares do not trade regularly on the Nasdaq Capital Market or other qualified exchange or market, the mark-to-market election would not be available to you were we to be or become a PFIC.

If the mark-to-market election is available and you make a mark-to-market election for the first taxable year which you hold (or are deemed to hold) common shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the common shares as of the close of such taxable year over your adjusted basis in such common shares. Such excess will be treated as ordinary income and not capital gain. Under the mark-to-market rules you are allowed an ordinary loss for the excess, if any, of the adjusted basis of the common shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the common shares included in your income for prior taxable years. Your basis in the common shares will be adjusted to reflect any such income or loss amounts.

If you sell or otherwise dispose of any common shares that are subject to a mark-to-market election, any gain on the sale or other disposition is treated as ordinary income. Any loss incurred on such sale or disposition is treated as an ordinary loss, but only to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such common shares.

If you make a valid mark-to-market election and if we subsequently make dividend distributions, the tax rules that apply to distributions by corporations which are not PFICs would apply to such distributions, except that the lower applicable capital gains rate for qualified dividend income discussed above under "- Distributions on Our Common Shares" generally would not apply.

"Purging election." If you do not make a timely "mark-to-market" election (as described above), and if we were a PFIC at any time during the period you hold our common shares, then such common shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a "purging election" for the year we cease to be a PFIC. A "purging election" creates a deemed sale of such common shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules, described above, that apply to excess distributions. As long as we are not thereafter a PFIC, dividends distributed by us (or gains from the sale of our common shares) following a purging election will no longer be subject to the rules (described above) that apply to excess distributions. As a result of the purging election, you will have a new basis (equal to the fair market value of the common shares on the last day of the last year in which we are treated as a PFIC) and a new holding period (which new holding period will begin the day after such last day) in your common shares for tax purposes.

Qualified electing fund election. In some cases, a U.S. Holder of stock in a PFIC may make a "qualified electing fund" election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC generally includes in gross income for a taxable year such holder's pro rata share of the corporation's earnings and profits for the taxable year. However, the qualified electing fund election is available only if the PFIC provides the U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election.

Under proposed Treasury Regulations, if a U.S. Holder has an option, warrant, or other right to acquire stock of a PFIC, such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code that apply to "excess distributions" and dispositions described above. However, under the proposed Treasury Regulations, for the purposes of the PFIC rules, the holding period for any common shares acquired upon the exercise of a warrant will begin on the date a U.S. Holder acquires the warrants (and not the date the warrants are exercised). This will impact the availability, and consequences, of the mark-to-market election with respect to common shares acquired on the exercise of a warrant. Thus, a U.S. Holder will have to account for common shares acquired in this offering and common shares acquired on the exercise of a warrant under the PFIC rules and the applicable elections differently. In addition, it is unclear whether the mark-to-market election or the purging election may be made with respect to the warrants. A qualified election fund election is not permitted with respect to options to acquire stock, such as the warrants. U.S. Holders should consult their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of common shares and warrants, and the availability of certain U.S. tax elections under the PFIC rules.

THE PFIC RULES ARE COMPLEX. THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. THE COMPANY HAS NOT AND WILL NOT MAKE A DETERMINATION IF IT IS A PFIC IN THE CURRENT TAX YEAR OR ANY FUTURE TAX YEAR. EACH PROSPECTIVE INVESTOR IN THE COMMON SHARES OR WARRANTS IS URGED TO CONSULT THEIR OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF THE COMMON SHARES OR WARRANTS IN LIGHT OF SUCH PROSPECTIVE INVESTOR'S OWN CIRCUMSTANCES.

Section 382 Limitation on Net Operating Losses and Certain Other Tax Attributes

Our ability to utilize our net operating loss carryforwards ("NOLs") and certain other tax attributes to offset future taxable income may be subject to significant limitations under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 382, if a corporation undergoes an "ownership change," the amount of its pre-change NOLs and certain other pre-change tax attributes that may be utilized to offset future taxable income generally is subject to an annual limitation. An ownership change generally occurs if the aggregate increase in ownership of our stock by one or more "5-percent shareholders" (as defined in the Code) exceeds 50 percentage points over a rolling three-year testing period.

If an ownership change were to occur, the annual limitation on the use of our pre-change NOLs generally would equal the product of (i) the fair market value of our stock immediately before the ownership change (subject to certain adjustments) and (ii) the long-term tax-exempt rate published monthly by the Internal Revenue Service. In addition, if we were to experience a subsequent ownership change, any remaining unused NOLs could be further limited. Any unused annual limitation may, subject to certain restrictions, be carried forward to increase the limitation in future years.

If our use of NOLs is limited under Section 382, we may be required to pay U.S. federal income taxes earlier than would otherwise be required if such limitations were not applicable. This could materially and adversely affect our cash flows, financial condition, and results of operations. We have not completed a full study to determine whether an ownership change has occurred or may occur in the future, and no assurance can be given that we will be able to utilize our NOLs to offset future taxable income.

Foreign Tax Credit

A U.S. Holder that pays (whether directly or through withholding) Canadian income tax in connection with the ownership or disposition of our common shares or warrants may be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all creditable foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." Generally, dividends paid by a non-U.S. corporation should be treated as foreign source for this purpose, and gains recognized on the sale of securities of a non-U.S. corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to our common shares that is treated as a "dividend" may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Special rules apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution, including a constructive distribution, from a PFIC. Subject to such special rules, non-U.S. taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult its own tax advisor regarding their application to the U.S. Holder.

Receipt of Foreign Currency

The amount of any distribution or proceeds paid in Canadian dollars to a U.S. Holder in connection with the ownership, sale or other taxable disposition of our common shares or warrants, will be included in the gross income of a U.S. Holder as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the payment, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method with respect to foreign currency. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

Information Reporting; Backup Withholding

Payments made within the U.S. or by a U.S. payor or U.S. middleman of (a) distributions on our common shares, and (b) proceeds arising from the sale or other taxable disposition of our common shares or warrants generally will be subject to information reporting. In addition, backup withholding, currently at a rate of 24%, may apply to such payments if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (" ") (generally on Form W-9), (b) furnishes an incorrect U.S. TIN, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. TIN and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. Certain exempt persons generally are excluded from these information reporting and backup withholding rules. A non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding rules are allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. The information reporting and backup withholding rules may apply even if, under the Canada-U.S. Tax Convention, payments are exempt from dividend withholding tax or otherwise eligible for a reduced withholding rate.

The discussion of reporting requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

Certain Reporting Requirements

Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a non-U.S. corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of "specified foreign financial assets" includes not only financial accounts maintained in non-U.S. financial institutions, but also, if held for investment and not in an account maintained by certain financial institutions, any stock or security issued by a non-U.S. person, any financial instrument or contract that has an issuer or counterparty other than a U.S. person, and any interest in a non-U.S. entity. A U.S. Holder may be subject to these reporting requirements unless such U.S. Holder's shares of our common shares or warrants are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns on IRS Form 8938 for specified foreign financial assets, filing obligations relating to the PFIC rules including possible reporting on IRS Form 8621, and any other applicable reporting requirements.

A U.S. Holder that acquires common shares or warrants generally will be required to file Form 926 with the IRS if (1) immediately after the acquisition such U.S. Holder, directly, indirectly, or by attribution, owns at least 10% of the common shares, or (2) the amount of cash transferred in exchange for common shares during the 12-month period ending on the date of the acquisition exceeds US$100,000. Significant penalties may apply for failing to satisfy these filing requirements. U.S. Holders are urged to contact their tax advisors regarding these filing requirements.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL U.S. TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP OR DISPOSITION OF OUR COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

Dividends

There is no dividend restriction; however, we have not declared any dividends on our common shares since our inception and do not anticipate that we will do so in the foreseeable future. We currently intend to retain future earnings, if any, to finance the development of our business. Any future payment of dividends on common shares or distributions to common shareholders will be determined by our board of directors on the basis of our earnings, financial requirements and other relevant factors.

There is no special procedure for non-resident holders to claim dividends. Any remittances of dividends to United States residents and to other non-residents are, however, subject to withholding tax. See "Taxation" above.

Experts

The consolidated financial statements of the Company as of March 31, 2025 and 2024 and for each of the three years in the period ended March 31, 2025 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the reports of BDO Canada LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

Legal Matters

Certain legal matters relating to this offering will be passed upon for GreenPower by Cozen O'Connor LLP.

Interest of Named Experts and Counsel

No expert or counsel named in this prospectus was employed on a contingent basis, owns an amount of shares in our company or its subsidiaries which is material to that expert or counsel, or has a material, direct or indirect economic interest in our company or that depends on the success of this offering.

Material Changes

There have been no material changes to the affairs of our company since March 31, 2025 which have not previously been described in a report on Form 20-F or Form 6-K filed with the SEC and incorporated into this prospectus by reference.

Where You Can Find More Information

We are subject to informational requirements of the Securities Exchange Act of 1934 as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the Securities and Exchange Commission reports, including annual reports on Form 20-F and reports on Form 6-K. As a foreign private issuer, we will be exempt from certain rules under the Securities Exchange Act of 1934 that impose disclosure requirements as well as procedural requirements for proxy solicitations under Section 14 of the Securities Exchange Act of 1934. In addition, our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Securities Exchange Act of 1934. Moreover, we are not required to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as a company that files as a U.S. domestic issuer whose securities are registered under the Securities Exchange Act of 1934, nor are we generally required to comply with the Securities and Exchange Commission's Regulation FD, which restricts the selective disclosure of material non-public information. For as long as we are a "foreign private issuer" we are required to file annual reports on Form 20-F and we intend to furnish our quarterly updates on Form 6-K to the Securities and Exchange Commission for so long as we are subject to the reporting requirements of Section 13(g) or 15(d) of the Securities Exchange Act of 1934. However, the information we file or furnish is not the same as the information that is required in annual and quarterly reports on Form 10-K or Form 10-Q for U.S. domestic issuers. Accordingly, there may be less information publicly available concerning us than there is for a company that files as a U.S. domestic issuer.

The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. Such filings are available to the public over the internet at the Securities and Exchange Commission's website at http://www.sec.gov.

Our corporate website address is www.greenpowermotor.com. The information contained on, or that may be accessed through, our corporate website is not part of, and is not incorporated into, this prospectus.

We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of this prospectus.

13,760,034 Shares

GREENPOWER MOTOR COMPANY INC.

Common Shares

Prospectus

_____________, 2026

Information Not Required in Prospectus

Indemnification of Directors and Officers

Business Corporations Act (British Columbia)

Division 5 of Part 5 of the Business Corporations Act (British Columbia) provides that a corporation may (a) indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable and (b) after the final disposition of an eligible proceeding, pay the expenses (not including judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

An "eligible party" means an individual who (a) is or was a director or officer of the corporation, (b) is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the corporation, or (ii) at the request of the corporation, or (c) at the request of the corporation, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity. An "eligible proceeding" means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the corporation or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

A corporation must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

A corporation may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided the corporation first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited, the eligible party will repay the amounts advanced.

A corporation must not indemnify an eligible party or pay the expenses of an eligible party if any of the following circumstances apply:

  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the corporation was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the corporation is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the corporation or the associated corporation, as the case may be;
  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the corporation or by or on behalf of an associated corporation, the corporation must not (a) indemnify the eligible party in respect of the proceeding or (b) pay the expenses of the eligible party in respect of the proceeding.

A corporation may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the corporation or an associated corporation.

Articles

Our articles provide that our directors must cause our company to indemnify our directors and former directors, and their respective heirs and personal or other legal representatives to the greatest extent permitted by Division 5 of Part 5 of the Business Corporations Act (British Columbia) and each director is deemed to have contracted with our company on this term.

Recent Sales of Unregistered Securities

On May 13, 2025, the Company announced a term loan offering of up to $2,000,000 from several related party lenders. The loan will be advanced in tranches, have a term of 2 years, will bear interest at 12% per annum and as an inducement for entering into the loan the lenders will receive either loan bonus warrants or loan bonus shares. As of the date of this report the Company has entered into five tranches of the loan, as follows:

  The first tranche of the loan closed on May 15, 2025 for an aggregate principal amount of U.S. $500,000 from FWP Acquisition, a company beneficially owned by the CEO and Chairman of the Company, and from Countryman. The Company issued 1,086,956 warrants each of which entitle the lenders to purchase common shares at $0.46 per share for a period of 24 months.
  The second tranche of the loan closed on May 28, 2025 for an aggregate principal amount of U.S. $500,000 from FWP Holdings, from Koko, and from Countryman. The Company issued 568,181 warrants to Countryman each of which entitle Countryman to purchase common shares at $0.44 per share for a period of 24 months, and the Company issued an aggregate of 113,635 common shares, in aggregate, to FWP Holdings and Koko.
  The third tranche of the loan closed on June 8, 2025 for an aggregate principal amount of U.S. $300,000 from FWP Acquisition and from Countryman. The Company issued 340,909 warrants to Countryman each of which entitle Countryman to purchase common shares at $0.44 per share for a period of 24 months, and the Company issued an aggregate of 68,181 common shares to FWP Acquisition.
  The fourth tranche of the loan closed on June 27, 2025 for an aggregate principal of U.S. $200,000 from FWP Holdings and from Koko. The Company issued 263,157 warrants to Countryman each of which entitle Countryman to purchase common shares at $0.38 per share for a period of 24 months, and the Company issued an aggregate of 52,631 common shares, in aggregate, to FWP Holdings and Koko.

  The fifth tranche of the loan closed on July 4, 2025 for an aggregate principal amount of U.S. $250,000 from FWP Acquisition and from Countryman. The Company issued 304,878 warrants to Countryman each of which entitle Countryman to purchase common shares at $0.41 per share for a period of 24 months, and the Company issued an aggregate of 60,975 common shares to FWP Acquisition;
  On July 21, 2025, the Company received a short term loan of $125,000 from Countryman for which the Company did not provide shares or warrants and which the Company intends to repay within 30 days.

On August 24, 2023, we issued 2,500 common shares pursuant to the exercise of 2,500 incentive stock options at a price of CDN$3.80 per share, for gross proceeds of CDN$9,500.

On May 1, 2023, we issued 14,286 common shares pursuant to the exercise of 14,286 incentive stock options at a price of CDN$3.50 per share, for gross proceeds of CDN$50,001.

On April 24, 2023, we issued 14,286 common shares pursuant to the exercise of 14,286 incentive stock options at a price of CDN$3.50 per share, for gross proceeds of CDN$50,001.

On April 13, 2023, we issued 14,286 common shares pursuant to the exercise of 14,286 incentive stock options at a price of CDN$3.50 per share, for gross proceeds of CDN$50,001.

On March 28, 2023, we granted 100,000 incentive stock options to employees, all of which are exercisable at a price of CDN$2.85 per share. The incentive stock options have a term of five years, and 25% vest 4 months after the grant date, 25% vest one year after the grant date, 25% two years after the grant date and 25% three years after the grant date.

On February 14, 2023, we granted 660,00 incentive stock options, all of which are exercisable at a price of CDN$3.80 per share and have a term of five years. 225,000 of the stock options were granted to employees, of which 25% vest 4 months after the grant date, 25% vest one year after the grant date, 25% two years after the grant date and 25% three years after the grant date. 435,000 of the stock options were granted to directors, the CFO, and a consultant, of which 25% vest 4 months after the grant date, 25% vest six months after the grant date, 25% vest nine months after the grant date and 25% vest one year after the grant date.

Exhibits

Exhibit Number	Description
(3)	Articles of Incorporation and Bylaws
3.1*	Notice of Articles
3.2*	Articles
(5)	Opinion regarding Legality
5.1+	Opinion of Cozen O'Connor LLP
(10)	Material Contracts
10.1*	Employment Agreement dated September 29, 2023 with Fraser Atkinson and Koko Financial Services Inc.
10.2*	Employment Agreement dated September 29, 2023 with Brendan Riley
10.3*	Employment Agreement dated September 29, 2023 with Michael Sieffert
10.4*	Securities Purchase Agreement dated November 14, 2025
10.5	GP Contract with State of New Mexico dated July 9, 2025
10.6	GreenPower Loan Bonus Warrant Certificate - Countryman dated January 6, 2026
10.7	GreenPower Loan Bonus Warrant Certificate - Countryman dated January 12, 2026
10.8	GreenPower Debt Settlement and Subscription (Debentures) - Countryman
10.9	GreenPower Debt Settlement and Subscription (Debentures) - FWP
10.10	GreenPower Debt Settlement and Subscription (Debentures) - Koko Financial Services
10.11	GreenPower CoD - Series B Convertible Preferred Shares Jan 2026
(21)	Subsidiaries
21.1+	List of Subsidiaries
(23)	Consents of Experts and Counsel
23.1+	Consent of BDO Canada LLP
23.2+	Consent of Cozen O'Connor LLP (included in Exhibit 5.1)
(107)+	Filing Fee Table

*Previously Filed.
+Filed herewith.

Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3; and

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, Canada, on February 18, 2026.

GREENPOWER MOTOR COMPANY INC.

By:

/s/ Fraser Atkinson
Fraser Atkinson
Chief Executive Officer, Chairman and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Fraser Atkinson
Fraser Atkinson
Chief Executive Officer, Chairman and Director

(Principal Executive Officer)

Date: February 18, 2026

/s/ Michael Sieffert
Michael Sieffert
Chief Financial Officer and Secretary

(Principal Financial Officer and Principal
Accounting Officer)

Date: February 18, 2026

/s/ Brandan Riley
Brendan Riley
President and Director

Date: February 18, 2026

/s/ Mark Achtemichuk
Mark Achtemichuk
Director

Date: February 18, 2026

/s/ Malcolm Clay
Malcolm Clay
Director

Date: February 18, 2026

/s/ Sebastian Giordano
Sebastian Giordano

Director

Date: February 18, 2026

/s/ David Richardson
David Richardson
Director

Date: February 18, 2026